The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION. DATED OCTOBER 12, 2004

PROSPECTUS SUPPLEMENT

(To Prospectus Dated September 30, 2004)

US$

The Korea Development Bank

Floating Rate Notes due 20

          Our US$                    aggregate principal amount of floating rate notes due 20     (the “Notes”) will mature on October      , 20     . The Notes will bear interest at a rate equal to three-month USD LIBOR (as defined herein) plus                % per annum, payable quarterly in arrears on             ,             ,             and             of each year, beginning on January      , 2005. See “Description of the Notes — Payment of Principal and Interest”.

          The Notes will be issued in minimum denominations of US$100,000 principal amount and integral multiples of US$1,000 in excess thereof. The Notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company, as depositary.

          Neither the United States Securities and Exchange Commission nor any State securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total

Public Offering Price	%	US$
Underwriting Discount	%	US$
Proceeds To Us (before deduction of expenses)%		US$

          In addition to the initial public offering price, you will have to pay for accrued interest, if any, from and including                     , 2004.

          We have applied to the Luxembourg Stock Exchange for listing of the Notes. There can be no assurance that such listing will be obtained for the Notes. Currently, there is no public market for the Notes.

          The underwriters expect to deliver the Notes only through the book-entry facilities of The Depository Trust Company against payment on or about October      , 2004.

Joint Bookrunners

Morgan Stanley	Goldman Sachs (Asia) L.L.C.

Prospectus Supplement Dated October      , 2004

      You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any State where the offer is not permitted.

Prospectus Supplement

Certain Defined Terms

      All references to “we” or “us” mean The Korea Development Bank. All references to “Korea” or the “Republic” contained in this prospectus supplement mean the Republic of Korea. All references to the “Government” mean the government of Korea. Terms used but not defined in this prospectus supplement shall have the same meanings given to them in the accompanying prospectus.

Additional Information

      The information in this prospectus supplement is in addition to the information contained in our prospectus dated September 30, 2004. The accompanying prospectus contains information regarding ourselves and Korea, as well as a description of some terms of the Notes. You can find further information regarding us, Korea, and the Notes in registration statement no. 333-111608, as amended, relating to our debt securities, with or without warrants, and guarantees, which is on file with the United States Securities and Exchange Commission.

We are Responsible for the Accuracy of the Information in this Document

      We are responsible for the accuracy of the information in this document and confirm that to the best of our knowledge we have included all facts that should be included not to mislead potential investors. The Luxembourg Stock Exchange takes no responsibility for the contents of this prospectus supplement and the accompanying prospectus, and makes no representation as to liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this prospectus supplement and the accompanying prospectus.

Not an Offer if Prohibited by Law

      The distribution of this prospectus supplement and the accompanying prospectus, and the offer of the Notes, may be legally restricted in some countries. If you wish to distribute this prospectus supplement or the accompanying prospectus, you should observe any restrictions. This prospectus supplement and the accompanying prospectus should not be considered an offer and it is prohibited to use them to make an offer, in any state or country which prohibits the offering.

      The Notes may not be offered or sold in Korea, directly or indirectly, or to any resident of Korea, except as permitted by Korean law. For more information, see “Underwriting — Foreign Selling Restrictions” on page S-62.

Information Presented Accurate as of Date of Document

      This prospectus supplement and the accompanying prospectus are the only documents on which you should rely for information about the offering. This prospectus supplement may only be used for the purposes for which it has been published. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of each document.

SUMMARY OF THE OFFERING

      This summary highlights selected information from this prospectus supplement and the accompanying prospectus and may not contain all of the information that is important to you. To understand the terms of our Notes, you should carefully read this prospectus supplement and the accompanying prospectus.

The Notes

      We are offering US$                    aggregate principal amount of floating rate notes due                     , 20     (the “Notes”).

      The Notes will bear interest for each Interest Period (as defined herein) at a rate equal to three-month USD LIBOR plus           % per annum, payable quarterly in arrears on             ,             ,             and                     of each year, beginning on January      , 2005. Interest on the Notes will accrue from                     , 2004. Interest on the Notes will be computed on the basis of the actual number of days in the applicable Interest Period divided by 360. See “Description of the Notes — Payment of Principal and Interest”.

      The Notes will be issued in minimum denominations of US$100,000 principal amount and integral multiples of US$1,000 in excess thereof. The Notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company (“DTC”), as depositary.

      We do not have any right to redeem the Notes prior to maturity.

For sale in

      The Notes will be offered for sale in the countries in the Americas, Europe and Asia where it is legal to make such offers.

Listing

      We have applied through our listing agent to list the Notes on the Luxembourg Stock Exchange. We cannot give assurance that the application to the Luxembourg Stock Exchange for the Notes will be approved. Settlement of the Notes is not conditioned on obtaining the listing.

      We may at any time transfer the listing of the Notes to a non-EU stock exchange if maintaining the listing on the Luxembourg Stock Exchange becomes, or would become, unduly burdensome on implementation of the EU Transparency Obligations Directive. In the event of a de-listing from the Luxembourg Stock Exchange, we will publish a notice in a newspaper of general circulation in Luxembourg. See “Description of the Notes — Notices”.

Form and settlement

      We will issue the Notes in the form of one or more fully registered global notes, registered in the name of a nominee of DTC. Except as described in the accompanying prospectus under “Description of the Securities — Description of Debt Securities — Global Securities,” the global notes will not be exchangeable for Notes in definitive registered form, and will not be issued in definitive registered form. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the global notes. These financial institutions will record the ownership and transfer of your beneficial interest through book-entry accounts. You may hold your beneficial interests in the Notes through Euroclear System (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Any secondary market trading of book-entry interests in the Notes will take place through DTC participants, including Euroclear and Clearstream, Luxembourg. See “Clearance and Settlement — Transfers Within and Between DTC, Euroclear and Clearstream, Luxembourg”.

Further Issues

      We may from time to time, without the consent of the holders of the Notes, create and issue additional debt securities with the same terms and conditions as the Notes in all respects so that such further issue shall be consolidated and form a single series with the Notes.

Delivery of the Notes

      We expect to make delivery of the Notes, against payment in same-day funds on or about October      , 2004, which will be the fifth business day following the date of this prospectus supplement, referred to as “T+5”. You should note that initial trading of the Notes may be affected by the T+5 settlement. See “Underwriting — Delivery of the Notes”.

USE OF PROCEEDS

      We will use the net proceeds from the sale of the Notes for our general operations, including loan operations, guarantee operations, investments and other activities. See “The Korea Development Bank — Operations” from pages 10 through 17 of the accompanying prospectus.

RECENT DEVELOPMENTS

      This section provides information that supplements the information about our bank and the Republic included under the headings corresponding to the headings below in the accompanying prospectus dated September 30, 2004. Defined terms used in this section have the meanings given to them in the accompanying prospectus. If the information in this section differs from the information in the accompanying prospectus, you should rely on the information in this section.

THE KOREA DEVELOPMENT BANK

Overview

      As of June 30, 2004, we had W47,546.4 billion of loans outstanding, total assets of W89,190.2 billion and total equity of W8,961.2 billion, as compared to W47,453.6 billion of loans outstanding, W89,263.2 billion of total assets and W7,402.9 billion of total equity as of December 31, 2003. For the first half of 2004, we recorded interest income of W1,434.3 billion, interest expense of W1,261.3 billion and net income of W168.6 billion, as compared to W1,381.7 billion of interest income, W1,377.4 billion of interest expense and W392.3 billion of net loss for the first half of 2003.

Capitalization

      As of June 30, 2004, our authorized capital was W10,000 billion and capitalization was as follows:

June 30, 2004(1)

(billions of won)
Long-term debt(2)(3):
Won currency borrowings	3,875.5
Industrial finance bonds	21,741.3
Foreign currency borrowings	4,879.0

Total long-term debt	30,495.8

Capital:
Paid-in capital	8,241.9
Capital surplus	44.4
Retained earnings	461.8
Capital adjustments	213.1

Total capital	8,961.2

Total capitalization	39,457.0

(1)	Except as disclosed in this prospectus supplement, since June 30, 2004 there has been no material adverse change in our capitalization.

(2)	We have translated borrowings in foreign currencies into Won at the rate of W1,152.5 to US$1.00, which was the market average exchange rate, as announced by the Seoul Monetary Brokerage Services Ltd., on June 30, 2004.

(3)	As of June 30, 2004, we had contingent liabilities totaling W11,211.4 billion under outstanding guarantees issued on behalf of our clients. For further information relating to our contingent liabilities under outstanding guarantees as of June 30, 2004, see note 12 of the notes to the non-consolidated financial statements included in this prospectus supplement.

Selected Financial Statement Data

Results of Operation

      You should read the following financial statement data together with the financial statements and notes included in this prospectus supplement:

	Six Months Ended
	June 30,

	2003	2004

	(billions of won)
	(unaudited)
Income Statement Data
Total interest income	1,381.7	1,434.3
Total interest expenses	1,377.4	1,261.3
Net interest income	4.2	173.0
Operating revenues	3,651.5	5,847.7
Operating expenses	4,076.6	5,948.3
Net income	(392.3)	168.6

	As of	As of
	December 31, 2003	June 30, 2004

	(billions of won)
	(unaudited)
Balance Sheet Data
Total loans(1)	47,453.6	47,546.4
Total borrowings(2)	70,095.8	70,966.9
Total assets	89,263.2	89,190.2
Total liabilities	81,860.3	80,229.0
Total equity	7,402.9	8,961.2

(1)	These figures include loans, domestic usance, bills of exchange bought, local letters of credit negotiation and loan-type suspense accounts pursuant to the applicable guidelines.

(2)	Total borrowings include deposits, borrowings and industrial finance bonds.

     In the first half of 2004, we had net income of W168.6 billion compared to net loss of W392.3 billion in the first half of 2003.

      Principal factors for the net income in the first half of 2004 included:

•	a 100.5% increase in gains on equity method investee to W563.9 billion in the first half of 2004 from W281.2 billion in the corresponding period of 2003, primarily due to gains from investments in KEPCO and Daewoo Shipbuilding & Marine Engineering;

•	a 40.5% decrease in provision for loan losses to W287.6 billion in the first half of 2004 from W483.0 billion in the corresponding period of 2003, primarily due to the enhanced asset quality of loans extended to our new and existing corporate clients;

•	net interest income of W173.0 billion in the first half of 2004 compared to net interest income of W4.2 billion in the corresponding period of 2003, primarily due to increased interest income on available-for-sale securities and decreased interest expenses on borrowings and bonds payable; and

•	a 47.6% decrease in valuation losses on available-for-sale securities to W177.0 billion in the first half of 2004 from W337.5 billion in the corresponding period of 2003; the significantly higher valuation losses in the first half of 2003 were attributable primarily to valuation losses on the securities of Hyundai Engineering and Construction and Hynix Semiconductor resulting from changes in accounting regulations for 2003.

      The above factors were partially offset by a net loss on foreign currency transactions of W301.4 billion in the first half of 2004 compared with a net loss of W3.5 billion in the corresponding period in 2003.

Provisions for Possible Loan Losses and Loans in Arrears

      As of June 30, 2004, we established provisions of W1,449.2 billion for possible loan losses and bad debt securities, 32.1% higher than the provisions as of December 31, 2003, and W9.8 billion for doubtful accounts relating to foreign exchange, guarantees and other assets, representing a 2.4% increase from December 31, 2003.

      Certain of our customers have restructured loans with their creditor banks. As of June 30, 2004, we had provided loans of W2,309.0 billion for companies under workout, court receivership, court mediation and other restructuring procedures. In addition, as of such date, we held equity securities of such companies in the amount of W961.3 billion following debt-equity swaps. As of June 30, 2004, we had established provisions of W831.7 billion for possible loan losses and W17.2 billion for present value discount with regard to the above loans. We cannot assure you that the actual results of the credit loss from the loans to these customers will not exceed the provisions reserved.

      The following table provides information on our loan loss provisions.

	As of June 30, 2004(1)

		Minimum
		Provisioning	Loan Loss
	Loan Amount	Ratio	Provisions

	(in billions of won, except percentages)
Normal	45,827.1	0.5%	236.4
Special Attention	4,255.8	2.0%	576.4
Sub-Standard	785.5	20.0%	172.4
Doubtful	188.2	50.0%	94.1
Loss	424.6	100.0%	424.6
Others(2)	6,755.3		—

Total	58,236.5		1,503.9

(1)	These figures include loans, guarantees, domestic usance, bills of exchange bought, local letters of credit negotiation and loan-type suspense accounts pursuant to the applicable guidelines.

(2)	Includes loans guaranteed by the Government.

     As of June 30, 2004, our delinquent loans totaled W1,398.3 billion, representing 2.4% of our outstanding loans and guarantees as of such date. On June 30, 2004, our legal reserve was W293.3 billion, representing 0.5% of our outstanding loans and guarantees as of such date.

Loans to Financially Troubled Companies

      We have significant credit exposure to a number of financially troubled Korean companies including several former Hyundai Group affiliates, SK Networks and Korea Thrunet. As of June 30, 2004, our credit extended to these companies totaled W2,228.6 billion, accounting for 3.8% of our total assets as of such date.

      As of June 30, 2004, our total exposure to several former Hyundai Group affiliates classified as “financially troubled” decreased to W686.3 billion from W1,017.7 billion as of December 31, 2003, primarily due to the normalization in operations of certain of such former Hyundai Group affiliates. Our exposure to Hyundai Group affiliates includes W205.8 billion to Hyundai Engineering & Construction, W132.7 billion to Hyundai Corp, and W347.8 billion to Hynix Semiconductor.

      As of June 30, 2004, our total exposure to SK Networks and Korea Thrunet was W955.9 billion and W275.4 billion, respectively.

      As of June 30, 2004, we established provisions of W81.1 billion for several former Hyundai Group affiliates (including W49.7 billion for the exposure to Hynix Semiconductor, W28.0 billion for the exposure to Hyundai Corp and W3.4 billion for the exposure to Hyundai Engineering & Construction), W261.4 billion for our exposure to SK Networks and W105.2 billion for our exposure to Korea Thrunet.

      As of June 30, 2004, our total loans extended to Indonesian entities decreased to US$19.5 million from US$35.5 million as of December 31, 2003, primarily due to the write off and disposition of non-performing loans and the repayment of certain loans by Indonesian entities. We have classified the remaining loans to Indonesian entities as substandard and have established provisions of US$3.9 million in respect of such loans. As of June 30, 2004, we do not hold any investment securities of such entities.

      For the first six months ended June 30, 2004, we have not sold any non-performing loans to KAMCO.

Operations

Loan Operations

      The following table sets out, by currency and category of loan, our total outstanding loans as of June 30, 2004:

Loans(1)
June 30, 2004

(billions of won)
Equipment Capital Loans:
Domestic currency	7,533.0
Foreign currency(2)	12,690.9

20,223.9
Working Capital Loans:
Domestic currency	9,837.6
Foreign currency(2)	2,411.3

12,248.9

Total loans	32,472.7

(1)	Includes loans extended to affiliates.

(2)	Includes loans disbursed and repayable in Won, the amounts of which are based upon an equivalent amount of foreign currency. This type of loan totaled W5,185.6 billion as of June 30, 2004. See “The Korea Development Bank — Operations — Loan Operations — Loans by Categories — Local Currency Loans Denominated in Foreign Currencies.”

     As of June 30, 2004, we had W32,472.7 billion in outstanding loans, a 0.6% decrease from December 31, 2003. The decrease reflected lower demand for equipment capital loans.

Maturities of Outstanding Loans

      The following table categorizes our outstanding loans by their remaining maturities as of June 30, 2004:

		As % of
		June 30, 2004
Outstanding Loans by Remaining Maturities(1)	June 30, 2004	Total

	(billions of won, except
	percentages)
Loans with remaining maturities of one year or less	11,122.0	34.3%
Loans with remaining maturities of more than one year	21,350.7	65.8%

Total	32,472.7	100.0%

(1)	Includes loans extended to affiliates.

Loans by Industrial Sector

      The following table sets out the total amount of our outstanding loans, categorized by industry sector as of June 30, 2004:

		As % of
		June 30, 2004
Outstanding Loans by Industry Sector(1)	June 30, 2004	Total

	(billions of won, except
	percentages)
Manufacturing	16,124.6	49.7
Transportation and Communication	4,295.1	13.2
Electricity, Gas and Water Supply Industry	1,625.9	5.0
Banking and Insurance	3,204.6	9.9
Public Administration and National Defense	2,889.2	8.9
Others	4,333.3	13.3

Total	32,472.7	100.0%

Percentage increase (decrease) from previous period	0.6%

(1)	Includes loans extended to affiliates.

     The manufacturing sector accounted for 49.7% of our outstanding loans as of June 30, 2004.

      The Small and Medium Industry Promotion Corporation was our single largest borrower as of June 30, 2004, accounting for 9.6% of our outstanding loans. As of June 30, 2004, our five largest borrowers accounted for 18.2% of our outstanding loans and the 20 largest borrowers for 35.6%. The following table breaks down the loans to our 20 largest borrowers outstanding as of June 30, 2004 by industry sector:

As % of
June 30, 2004
Total
20 Largest Borrowers by Industry Sector	Outstanding Loans

Banking and Insurance	57.9%
Manufacturing	25.0%
Construction	3.1%
Transportation and Communication	8.5%
Electricity and Waterworks	5.5%

Loans by Categories

      The following table sets out loans by categories as of June 30, 2004:

	Equipment Capital		Working Capital
	Loans(1)		Loans(1)

	June 30, 2004%		June 30, 2004%

	(billions of won, except percentages)
Industrial Fund Loans	6,713.3	29.8	5,957.3	59.9
Foreign Currency Loans	2,828.8	12.6	769.6	7.7
Local Currency Loans Denominated in Foreign Currencies	4,217.4	18.7	968.1	9.8
Offshore Loans in Foreign Currencies	1,073.2	4.8	—	—
Government Fund Loans	860.3	3.8	455.8	4.6
ADB and IBRD Loans	4,571.5	20.3	—	—
Others	2,263.8	10.0	1,793.5	18.0

Total	22,528.3	100.0	9,944.3	100.0

(1)	Includes loans and guarantees extended to affiliates totaling W1,656.5 billion.

     For more information on the types of credit extended by us and the amounts of each type outstanding as of June 30, 2004, see note 5 of the notes to the non-consolidated financial statements included in this prospectus supplement.

Guarantee Operations

      The following table shows our outstanding guarantees as of June 30, 2004:

Guarantees Outstanding	June 30, 2004

(billions of won)
Acceptances	718.9
Guarantees on local borrowing	1,411.6
Guarantees on foreign borrowing	9,033.5
Letter of guarantee for importers	47.3

Total	11,211.3

Investments

      Our equity investments increased to W16,579.8 billion as of June 30, 2004 from W14,931.4 billion as of December 31, 2003, principally as a result of the injection of KEPCO common shares into our equity by the Korean Government and acquisition of KDB Asset Management Company.

      As of June 30, 2004, the book value of our equity investments totaled W4,562.4 billion, equal to 26.7% of our equity investment ceiling. For a discussion of Korean accounting principles relating to our equity investments, see “The Korea Development Bank — Financial Statements and the Auditors” in the accompanying prospectus.

      The following table sets out our equity investments by industry sector on a book value basis as of June 30, 2004:

Book Value
as of
Equity Investments	June 30, 2004

(billions of won)
Finance and Insurance	9,601.1
Electricity & Waterworks	6,618.4
Manufacturing	5,821.4
Construction	4,850.1
Other	4,050.1

Total	30,941.1

      As of June 30, 2004, we held total equity investments, on a book value basis, of W1,635.8 billion in three of our five largest borrowers and W5,005.8 billion in 14 of our 20 largest borrowers. As of June 30, 2004, we owned a controlling interest in a financial services company which was one of our 20 largest borrowers. We have not established a policy addressing loans to enterprises in which we hold equity interests or equity interests in enterprises to which we have extended loans.

      As of June 30, 2004, the aggregate value of our equity investments accounted for approximately 110.9% of their aggregate cost basis. For a discussion on how we determine the value of our equity investments, see “The Korea Development Bank — Operations — Investments” in the accompanying prospectus.

Other Activities

      As of June 30, 2004, our cash and other assets held in trust increased to W15,806.5 billion from W14,119.7 billion as of December 31, 2003 primarily as a result of an increase of W484.3 billion in receivables in trust, and we generated in the first half of 2004 trust fee income equaling W12.6 billion.

Source of Funds

Borrowings from the Government

      The following table sets out our Korean Won denominated borrowings from the Government as of June 30, 2004:

Type of Funds Borrowed	Amount

(billions of won)
General purpose	1,880.7
Special purpose	2,574.2

Total	4,454.8

Domestic and International Capital Markets

      The following table sets out the outstanding balance of our industrial finance bonds, gross of premiums and net of discounts, as of June 30, 2004:

Outstanding Balance	Amount

(billions of won)
Denominated in Won	27,638.5
Denominated in other currencies	11,183.0

Total	38,821.5

      As of June 30, 2004, the aggregate amount of our industrial finance bonds and guarantee obligations (including guarantee obligations relating to loans that had not been borrowed as of June 30, 2004) was W52,671.2 billion, equal to 20.6% of our authorized amount under the KDB Act, which was W256,054.1 billion.

Foreign Currency Borrowings

      As of June 30, 2004, the outstanding amount of our foreign currency borrowings from institutions, including syndicates of commercial banks, and supranational institutions, including the World Bank and the ADB, was US$11.4 billion.

      The Bank of Korea deposits a portion of its surplus foreign currency with us. We account for The Bank of Korea deposits as foreign currency borrowings. The amount of these deposits totaled W38.9 billion as of June 30, 2004.

      Our long term and short term foreign currency borrowings decreased to W13,149.6 billion as of June 30, 2004 from W13,721.1 billion as of December 31, 2003.

Deposits

      As of June 30, 2004, demand deposits held by us totaled W580.8 billion and time and savings deposits held by us totaled W6,558.4 billion.

Debt

Debt Repayment Schedule

      The following table sets out our principal repayment schedule as of June 30, 2004:

	Debt Principal Repayment Schedule

	Maturing on or before June 30,

Currency(1)(2)	2005	2006	2007	2008	2009	Thereafter

	(billions of won)
Won	16,244.8	6,065.4	5,427.5	1,110.9	1,139.4	2,105.3
Foreign	9,685.3	3,044.7	2,988.5	2,409.6	2,877.8	3,326.6

Total Won Equivalent	25,930.1	9,110.1	8,416.0	3,520.5	4,017.2	5,431.9

(1)	Borrowings in foreign currencies have been translated into Won at the market average exchange rates on June 30, 2004, as announced by the Seoul Money Brokerage Services Ltd.

(2)	We categorize debt with respect to which we have entered into currency swap agreements by our repayment currency under such agreements.

THE KOREA DEVELOPMENT BANK

NON-CONSOLIDATED BALANCE SHEETS
June 30, 2004 and December 31, 2003
(Unaudited)

	2004		2003

	(in millions of Korean Won)
Assets
Cash and due from banks (Note 3)	W	1,482,826	W	1,778,882
Securities (Note 4)		30,941,108		28,022,445
Loans, net of provision for possible loan losses of W1,449,196 million in 2004 and W1,097,039 million in 2003; and present value discount of W87,232 million in 2004 and W102,303 million in 2003 (Note 5)		47,546,363		47,453,591
Premises and equipment, net (Note 6)		654,611		669,014
Derivative financial instruments (Note 14)		1,821,371		1,546,464
Other assets (Note 7)		6,743,884		9,792,842

Total assets	W	89,190,163	W	89,263,238

Liabilities and Equity
Deposits (Note 8)	W	9,868,787	W	10,716,330
Borrowings (Note 9)		22,276,529		22,503,555
Industrial finance bonds, gross of premium on bonds of W23,349 million in 2004 and W19,591 million in 2003 and net of discount on bonds of W48,174 million in 2004 and W52,403 million in 2003 (Note 10)		38,821,536		36,875,943
Provision for possible guarantee losses (Note 12)		6,137		4,758
Accrued severance benefits		25,558		18,436
Derivative financial instruments (Note 14)		1,893,648		1,412,403
Other liabilities (Note 11)		7,336,785		10,328,922

Total liabilities		80,228,980		81,860,347

Commitments and contingencies (Note 13)
Equity
Paid-in capital (Notes 1 and 15)		8,241,861		7,241,861
Capital surplus (Note 15)		44,373		44,373
Retained earnings		461,847		293,276
Capital adjustments		213,102		(176,619)

Total shareholders’ equity		8,961,183		7,402,891

Total liabilities and shareholders’ equity	W	89,190,163	W	89,263,238

The accompanying notes are an integral part of these non-consolidated financial statements.

THE KOREA DEVELOPMENT BANK

NON-CONSOLIDATED STATEMENTS OF INCOME
Six-Month Periods Ended June 30, 2004 and 2003
(Unaudited)

	2004		2003

	(in millions of Korean Won)
Interest income
Interest on loans	W	1,068,226	W	1,052,226
Interest on due from banks		16,238		16,390
Interest on trading securities		26,555		24,266
Interest on available-for-sale securities		228,708		191,882
Interest on held-to-maturity securities		83,162		87,081
Other interest income		11,429		9,822

		1,434,318		1,381,667

Interest expense
Interest on deposits		181,204		188,756
Interest on borrowings		250,732		283,857
Interest on bonds payable		822,959		893,991
Other interest expenses		6,386		10,839

		1,261,281		1,377,443

Net interest income		173,037		4,224
Provision for loan losses (Note 5)		287,612		482,965

Net interest loss after provision for loan losses		(114,575)		(478,741)

Non-interest revenue
Fees and commissions		160,098		197,700
Gain from trading securities		29,122		25,911
Gain from available-for-sale securities		35,708		25,713
Gain from derivative financial instruments		3,274,007		1,405,548
Others (Note 16)		914,400		614,918

		4,413,335		2,269,790

Non-interest expense
Fees and commissions		10,337		98,492
Loss from trading securities		27,484		11,161
Loss from derivative financial instruments		3,436,823		1,566,128
General and administrative expenses (Note 17)		148,901		137,036
Others (Note 16)		775,841		403,398

		4,399,386		2,216,215

Operating loss		(100,626)		(425,166)
Non-operating income, net (Note 18)		341,794		33,125

Income (loss) before income taxes		241,168		(392,041)
Income taxes		72,596		288

Net income (loss)	W	168,572	W	(392,329)

The accompanying notes are an integral part of these non-consolidated financial statements.

THE KOREA DEVELOPMENT BANK

NON-CONSOLIDATED STATEMENTS OF CASH FLOWS
Six-Month Periods Ended June 30, 2004 and 2003
(Unaudited)

	2004		2003

	(in millions of Korean Won)
Cash flows from operating activities
Net income (Loss)	W	168,572	W	(392,329)
Adjustments to reconcile net income (Loss) to net cash provided by operating activities:
Loss (gain) on disposal of loans, net		3,367		(7,063)
Gain on trading securities, net		(1,555)		(14,750)
Loss on available-for-sale securities, net		202,007		341,244
Gain on equity method securities		(563,885)		(374,973)
Provision for allowance for loan losses		287,612		482,965
Depreciation		8,573		10,313
Retirement allowance		9,806		9,427
Loss on foreign currency translation		303,562		547
Loss from derivative financial instruments, net		166,822		94,848
Gain on valuation of hedged items, net		(541,702)		(116,361)
Decrease (increase) in accounts receivable		2,986,613		(703,568)
Increase (decrease) in accounts payable		(3,110,434)		631,707
Net decrease in derivative financial instruments		39,517		26,161
Payment of severance benefits		(3,268)		(1,836)
Receipt of dividend		178,219		113,088
Others, net		169,650		34,918

Net cash provided by operating activities		303,476		134,338

Cash flows from investing activities
Net decrease (increase) in trading securities		(717,919)		21,949
Net increase in loans		(698,990)		(2,492,198)
Net increase in available-for-sale securities		(880,523)		(2,188,737)
Net decrease in held-to-maturity securities		264,038		645,123
Net decrease in equity method securities		16,274		371,088
Net decrease in premises and equipment		1,747		512
Others, net		276,167		800,215

Net cash used in investing activities		(1,739,206)		(2,842,048)

Cash flows from financing activities
Net increase (decrease) in deposits		(847,543)		67,800
Net increase (decrease) in borrowings		(184,583)		530,710
Net increase in bonds issued		2,445,352		2,232,142
Others, net		3,795		5,220

Net cash provided by financing activities		1,417,021		2,835,872

Net increase (decrease) in cash and cash equivalents		(18,709)		128,162
Cash and cash equivalents
Beginning of year		108,563		38,473

End of year	W	89,854	W	166,635

The accompanying notes are an integral part of these non-consolidated financial statements.

THE KOREA DEVELOPMENT BANK

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2004 and 2003, and December 31, 2003
(Unaudited)

1.	The Bank

      The Korea Development Bank (the “Bank”) was established in 1954 in accordance with the Korea Development Bank Act for the purpose of supplying and managing major industrial capital to develop the Korean manufacturing industry and others. The Bank has its 35 local branches, five overseas branches, three overseas subsidiaries and two overseas offices as of June 30, 2004. The Bank is engaged in the banking business under the Korea Development Bank Act and in the trust business in accordance with the Trust Business Act and other related regulations.

      The Korea Development Bank Act prescribes that the Korean government owns the entire capital of the Bank.

2.	Summary of Significant Accounting Policies

      The significant accounting policies followed by the Bank in the preparation of its non-consolidated financial statements are summarized below:

Basis of Financial Statement Presentation

      The Bank operates both a commercial banking business and a trust business in which the Bank, as a fiduciary, holds and manages the property of others. Under the Trust Business Act, the trust funds held as fiduciary are accounted for and reported separately from the Bank’s own commercial banking business.

      The Bank maintains its accounting records in Korean Won and prepares statutory financial statements in the Korean language in conformity with accounting principles generally accepted in the Republic of Korea. Certain accounting principles applied by the Bank that conform with financial accounting standards and accounting principles in the Republic of Korea may not conform with generally accepted accounting principles in other countries. Accordingly, these financial statements are intended for use by those who are informed about Korean accounting principles and practices. The accompanying non-consolidated financial statements have been condensed, restructured and translated into English from the Korean language non-consolidated financial statements. Certain information attached to the Korean language non-consolidated financial statements, but not required for a fair presentation of the Bank’s financial position, results of operations, or cash flows is not presented in the accompanying non-consolidated financial statements.

      The preparation of the non-consolidated financial statements requires management to make estimates and assumptions that affect amounts reported herein. Although these estimates are based on management’s best knowledge of current events and actions that the Bank may undertake in the future, actual results may be different from those estimates.

Application of the Statements of Korean Financial Accounting Standards

      The Bank’s non-consolidated interim financial statements were prepared in accordance with the financial accounting standards generally accepted in the Republic of Korea and Statements of Korea Financial Accounting Standards No.2 though No 13 (except for No 11), in effect for the fiscal periods beginning after December 31, 2003.

      The significant accounting policies adopted by the Bank for the interim financial statements are identical to the accounting policies followed by the Bank for the annual financial statements for the year ended December 31, 2003.

      The financial statements of prior periods, presented for comparative purposes, were reclassified in accordance with Korean Financial Accounting Standards applicable to the Bank as of June 30, 2004. Such reclassification does not affect either the prior periods’ net income or net assets.

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2004 and 2003, and December 31, 2003
(Unaudited)

Recognition of Interest Income

      The Bank recognizes interest income on loans and debt securities on an accrual basis. However, interest income on delinquent and dishonored loans, other than those subject to security deposits and guaranteed by financial institutions, is recognized on a cash basis. Such unaccrued interest income as of June 30, 2004 and December 31, 2003 amounted to W406,252 million and W275,244 million, respectively.

Provision for Possible Loan Losses

      The Bank provides for possible loan losses based on the borrowers’ future debt servicing ability (forward looking criteria) as determined by a credit rating model developed by the Bank. This credit rating model includes the financial and non-financial factors of borrowers and classifies the borrowers’ credit risk. Provisions are determined by applying the following minimum percentages to the various credit risk ratings:

Loan Classifications	Provision Percentages

Normal	0.5%
Special attention	2% or more
Substandard	20% or more
Doubtful	50% or more
Loss	100%

      Pursuant to the revised Regulation on the Supervision of the Banking Business which is effective December 1, 2002, the Bank changed the credit line for importers from acceptances to domestic import usance bills.

Securities

      Securities that are bought and held principally for the purpose of generating profits on short-term differences in price, which are actively and frequently bought and sold, are classified as trading securities. Debt securities with fixed or determinable payments and fixed maturity that the Bank has the intent and ability to hold to maturity are classified as held-to-maturity securities. Investments classified as neither trading securities nor held-to-maturity securities are classified as available-for-sale securities.

      Trading and available-for-sale securities are carried at fair value, except for non-marketable equity securities classified as available-for-sale securities, which are carried at cost. The fair value of debt securities, which do not have a quoted market value, are calculated using the present value of future cash flows, discounted at a reasonable interest rate determined based on the credit ratings provided by independent credit rating institutions.

      Unrealized holding gains or losses on trading securities are charged to current operations and those resulting from available-for-sale securities are recorded as a capital adjustment, the accumulated amount of which shall be charged to current operations when the related securities are sold or when an impairment loss on the securities is recognized.

      Held-to-maturity securities are generally carried at amortized cost. Premiums and discounts on debt securities are amortized until their maturity using the effective interest rate method.

      Impairment losses are recognized in the statement of operations when the recoverable amounts are less than the acquisition cost of equity securities or amortized cost of debt securities.

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2004 and 2003, and December 31, 2003
(Unaudited)

      The Bank recorded impairment losses amounting to W176,970 million and W337,508 million for the six-month periods ended June 30, 2004 and 2003.

      Investment securities which allow the Bank a significant influence over the investee are valued using the equity method of accounting. The Bank considers that it has a significant influence on an investee if the Bank holds more than 15% interest. However, the Bank does not apply the equity method for the following investments:

•	Investees having total assets of less than W7,000 million

•	Investees under court receivership or bankruptcy

•	Investees under the process of being sold

•	Converted shares of stock with a restriction on disposal under the corporate restructuring law

      The Bank discontinues the use of equity method of accounting for investments in equity method investees when the Bank’s share of accumulated losses equals the costs of the investments and until the subsequent change in its proportionate net income of the investees equals its proportionate net losses not recognized during the period the equity method was suspended.

      Under the equity method, the Bank records changes in its proportionate ownership of the book value of the investee in current operations, as capital adjustments or as adjustments to retained earnings, depending on the nature of the underlying changes in the book value of the investee.

Property and Equipment and Related Depreciation

      Property and equipment used for business purposes are recorded at cost, except for those assets subject to upward revaluation in accordance with the Korean Asset Revaluation Law. Such revaluation presents facilities and buildings at their depreciated replacement cost and land at the prevailing market price, as of the effective date of revaluation.

      Depreciation is computed using the declining-balance method, except for buildings and structures, which are depreciated using the straight-line method, based on the estimated useful lives of the assets as described below:

Estimated
useful lives

Buildings	20-40 years
Structures	10-40 years
Machinery	4 years
Vehicles	4 years
Others	4 years

      Routine maintenance and repairs are charged to expense as incurred. Expenditures, which enhance the value or extend the useful life of the related assets, are capitalized.

      The Bank recognizes an impairment loss when the carrying amount of an asset exceeds its recoverable amount. The impairment loss is recognized in the statement of income and is deducted from the acquisition cost of the impaired asset. If there is a subsequent recovery from the impairment, a reversal of the previous write-down is made up to the amount of the original cost. The reversal amount of the previously recognized loss is credited to current operations as a gain.

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2004 and 2003, and December 31, 2003
(Unaudited)

Intangible Assets

      Intangible assets are stated at cost, net of accumulated amortization. Amortization of these intangibles is computed using the straight-line method over a period of four to five years.

Present Value Discount

      Receivables and payables arising from long-term installment transactions, long-term cash loans (borrowings) and other similar transactions are stated at present value if the difference between the nominal value and present value is material. Such differences are presented in the present value discount account and directly deducted from the nominal value of the related receivables or payables. The present value discount account is amortized using the effective interest rate method as interest expense or interest income.

      Loans which are impaired due to the restructuring of the borrower, court mediation or negotiation, are revalued using the adjusted interest rate. The difference between the book value and the readjusted value is offset against the provision for possible loan losses, and the remaining difference is recognized as a bad debt expense in the year incurred.

Foreign Currency Translation

      Assets and liabilities denominated in foreign currencies are translated into Korean Won at the basic exchange rates (W1,152.5/ US$1) on the balance sheet date. The resulting exchange gains or losses are reflected in current operations.

Bonds Sold under Repurchase Agreements

      The Bank provides a provision for possible losses from the bonds sold under repurchase agreements as determined based on possible loss estimates when the bonds are repurchased. The provision for possible losses as of June 30, 2004 and December 31, 2003 amounted to W43,225 million and W83,652 million, respectively.

Disposition of Loans

      The Bank records the difference between the selling price and the book value of disposed loans as a gain or loss on disposal of loans. The book value is the face amount of the disposed loans less identifiable allowance for possible loan losses. When the Bank cannot allocate the allowance for possible loan losses to specific disposed loans, it records the gain or loss as the difference between the selling price and the face amount of the loan.

Accrued Severance Benefits

      Employees and directors with one or more years of service are entitled to receive a lump-sum payment upon termination of their employment with the Bank, based on their length of service and rate of pay at the time of termination. Accrued severance benefits represent the amount which would be payable assuming all eligible employees and directors were to terminate their employment as of the balance sheet date.

      Accrued severance benefits are funded at approximately 43.11% as of June 30, 2004, through a group severance trust in Woori Bank. The Bank accounts for the amounts funded under the group severance trust as a deduction to accrued severance benefits.

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2004 and 2003, and December 31, 2003
(Unaudited)

      Actual payments of severance benefits for the six-month period ended June 30, 2004 and 2003 amounted to W3,203 million and W1,836 million, respectively.

Provision for Possible Guarantee Losses

      The Bank sets up a provision for possible losses on guarantees outstanding as determined based on a credit risk rating of the companies for which guarantees are provided. The Bank provides a provision of 20% or more of guaranteed amounts for companies classified as “substandard,” 50% or more for “doubtful” and 100% for “loss”. The allowance is shown in the liability section.

Deferred Income Taxes

      The Bank records deferred income taxes which arises from temporary differences between the amount reported for financial reporting purposes and income tax purposes. Income tax expense comprises taxes payable for the period and the change in deferred income tax assets and liabilities for the period.

Bonds Purchased Under Resale Agreement and Bonds Sold Under Repurchase Agreements

      Bonds purchased or sold under resale or repurchase agreements are included in loans and borrowings, respectively. The difference between the selling and repurchase price is treated as interest and accrued evenly over the period covered by the agreements.

Translation of Foreign Currency Financial Statements

      Accounts and records of the overseas branches are maintained in foreign currencies. For presentation in the accompanying non-consolidated financial statements, the financial statements of the branches have been translated at the exchange rates as of the balance sheet date.

Derivative Financial Instruments

      Derivative financial instruments held for trading purposes are stated at fair value as of the balance sheet date.

      Derivative financial instruments for fair value hedges are stated at market value. The gains and losses on the hedging instruments, as well as the related loss or gain on the hedged items, are recognized in current operations in the same accounting period.

Compensation to Trust Accounts

      The Bank receives management fees from trust accounts for management and custodian services.

      Certain trust funds held by the Bank are guaranteed a certain rate of return by the Bank. If the income from trust operations is insufficient to generate the required rate of return, the deficiency may be either recovered from previously established special allowances, or compensated by the Bank’s banking accounts. Such compensation is accounted for as other operating expenses of the banking accounts and other income of the trust accounts in accordance with the relevant laws and regulations applicable to trust operations.

Statement of Cash Flows

      In the preparation of the statement of cash flows, the Bank has presented net amounts of cash inflows and cash outflows for items where the turnover is quick and the amounts are material.

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2004 and 2003, and December 31, 2003
(Unaudited)

Change in Accounting Assumption

      In June 2001, the Bank determined the original reversal period of negative goodwill arising from the acquisition of stocks of Korea Electric Power Corporation (“KEPCO”) as nine years using the information available during acquisition. During our interim review for the six-month period ended June 30, 2004, the Bank re-estimated the reversal period of negative goodwill to be 20 years based on a new information from KEPCO. Accordingly, this change is regarded as a change in accounting estimate, resulting from the acquisition of new information. As a result of this change, the reversal amount of negative goodwill for the six-month period ended June 30, 2004 is lesser by W130.3 billion than the amount which would have been reported under the previous accounting estimate.

3.     Cash and Due from Banks

      Cash and due from banks as of June 30, 2004 and December 31, 2003 are as follows:

	Annual interest
	rate (%)

	as of
	June 30,
	2004	2004		2003

		(in millions of Korean Won)
Cash on hand in local currency	—	W	87,069	W	105,722
Cash on hand in foreign currency	—		2,785		2,841
Due from banks in local currency	6.89		310,551		288,078
Due from banks in foreign currency	2.30		1,082,421		1,382,241

		W	1,482,826	W	1,778,882

      Due from banks in local currency as of June 30, 2004 and December 31, 2003 are as follows:

	Annual interest
	rate (%)

	as of
	June 30,
Bank	2004	2004		2003

		(in millions of Korean Won)
The Bank of Korea	—	W	219,932	W	208,487
Others	0.00-6.89		90,619		79,591

		W	310,551	W	288,078

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2004 and 2003, and December 31, 2003
(Unaudited)

      Due from banks in foreign currency as of June 30, 2004 and December 31, 2003 are as follows:

	Annual interest
	rate (%)

	as of
	June 30,
Bank	2004	2004		2003

		(in millions of Korean Won)
The Bank of Korea	—	W	21,523	W	18,819
Hana Bank	2.30		103,690		55,099
Shinan Bank	2.30		69,150		17,967
Korea Exchange Bank	2.30		48,189		41,923
Chohung Bank	2.30		28,789		35,934
Woori Bank	2.30		47,239		35,934
KDB Asia (HK) Ltd.	2.30		119,860		142,538
KDB Ireland Ltd.	2.30		133,630		347,961
Others	2.30		510,351		686,066

		W	1,082,421	W	1,382,241

      Restricted deposits included in due from banks as of June 30, 2004 are as follows:

	(in millions of
	Korean Won)

Reserve deposits with the Bank of Korea	W	241,455
Kookmin Bank		73,998
Shinhan Bank		11,130
China Construction Bank		6,714
Shanghai Pudong Development Bank (SPDB), Shanghai		3,458
Industrial & Commercial Bank of China (ICBC), Shanghai		4,610
Others		207

	W	341,572

      Deposits with Kookmin Bank and Shinhan Bank are pledged as collateral. Reserve deposits with the Bank of Korea represent amounts required under the Banking Act for the payment of deposits. Reserve deposits with China Construction Bank, ICBC Shanghai and SPDB Shanghai also represent amounts required under the related banking regulations of the People’s Republic of China.

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2004 and 2003, and December 31, 2003
(Unaudited)

      The maturities of the amounts due from banks as of June 30, 2004 are as follows:

	Due from banks		Due from banks
Maturity date	in local currency		in foreign currency		Total

	(in millions of Korean Won)
Sept. 30, 2004	W	225,423	W	596,681	W	822,104
Dec. 31, 2004		—		179,751		179,751
June. 30, 2005		39,482		76,641		116,123
June. 30, 2006		18,730		189,010		207,740
June. 30, 2007		26,916		23,050		49,966
June. 30, 2008		—		17,288		17,288

	W	310,551	W	1,082,421	W	1,392,972

4.	Securities

      Securities as of June 30, 2004 and December 31, 2003 are as follows:

	2004		2003

	(in millions of Korean Won)
Trading securities	W	1,944,296	W	1,224,821
Available-for-sale securities		17,489,926		16,119,344
Held-to-maturity securities		2,637,552		2,901,590
Securities under the equity method		8,869,334		7,776,690

	W	30,941,108	W	28,022,445

      Trading securities as of June 30, 2004 and December 31, 2003 are as follows:

	Annual interest
	rate (%)

	as of
	June 30,
	2004	2004		2003

		(in millions of Korean Won)
Equity investments	—	W	27,534	W	2,664
Government and public bonds	4.71		363,357		467,319
Corporate bonds	5.19-8.57		314,345		277,913
Beneficiary certificate	—		422,589		968
Securities in foreign currency	3.18		816,471		475,977

		W	1,944,296	W	1,224,821

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2004 and 2003, and December 31, 2003
(Unaudited)

      Par value, acquisition cost and fair value of trading debt securities as of June 30, 2004 and December 31, 2003 and as follows:

	Par value				Acquisition cost				Fair value

	2004		2003		2004		2003		2004		2003

	(in millions of Korean Won)
Government and Public bonds	W	360,000	W	467,772	W	361,364	W	467,319	W	363,357	W	467,319
Corporate bonds		318,400		278,516		313,396		277,913		314,345		277,913
Securities in foreign currency		812,640		477,275		827,380		475,977		816,471		475,977

	W	1,491,040	W	1,223,563	W	1,502,140	W	1,221,209	W	1,494,173	W	1,221,209

      Trading securities in each foreign currency as of June 30, 2004 and December 31, 2003 are as follows:

Foreign currency				Equivalent in Korean Won

2004		2003		2004		2003

(in millions of Korean Won; thousands of USD, EUR, AUD, JPY, GBP, CHF, HKD and SGD)
USD	318,269	USD	223,116	W	394,987	W	267,248
EUR	252,826	EUR	126,076		358,383		187,902
AUD	9,996	AUD	11,983		7,961		10,748
JPY	2,569,295	JPY	528,270		27,338		5,915
GBP	5,947	GBP	1,040		12,393		2,215
CHF	—	CHF	2,021		—		1,949
HKD	79,395	HKD	—		11,731		—
SGD	5,479	SGD	—		3,678		—

				W	816,471	W	475,977

      Available-for-sale securities as of June 30, 2004 and December 31, 2003 are as follows:

	Annual interest
	rate (%)

	as of
	June 30,
	2004	2004		2003

		(in millions of Korean Won)
Equity investments	—	W	7,698,957	W	7,150,234
Government and public bonds	6.04		378,281		422,964
Corporate bonds	4.82-6.36		6,320,463		5,771,881
Beneficiary certificates(*1)	—		542,921		325,137
Other securities in local currency	4.40-6.96		11,910		194,611
Other securities in foreign currency	3.47-4.69		2,537,394		2,254,517

		W	17,489,926	W	16,119,344

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2004 and 2003, and December 31, 2003
(Unaudited)

(*1)	The bank is investing W517,948 million in private equity fund, and the details of its main assets and the operating profits are as follows:

	Name		Book		Operating
	of fund	Main assets	value		profits

	(in millions of Korean Won)
Korea Investment & Securities Co., Ltd.	Q50	Government and public bonds	W	111,702	W	1,702
KB Asset Management Others	Classic2	Government and public bonds	81,840 324,406			1,840 3,321

			W	517,948	W	6,863

      Available-for-sale equity securities, not using the equity method, as of June 30, 2004 are as follows:

							Fair values or
	Number of	Percentage of	Acquisition				Net book
	shares	ownership (%)	cost		Book value		value

	(in millions of Korean Won; thousands of shares)
Korea Highway Corporation	143,010	9.66	W	1,430,100	W	1,430,184	W	1,320,018
GM Daewoo Motors Co., Ltd.	108	—		261,375		261,453		757,521
Samsung Life Insurance Co., Ltd.	378	1.89		264,496		132,248		152,064
Industrial Bank of Korea	46,915	—		326,906		354,351		354,351
Hyundai Engineering & Construction Co., Ltd.	18,290	32.68		371,917		130,587		130,587
Korea National Housing Corp.	—	20.56		1,300,618		1,300,618		1,158,936
Korea Land Development Corp.	—	26.77		1,161,904		1,191,329		942,404
Korea Water Resources Corp.	—	10.20		976,307		976,307		556,235
Others	—	—		2,204,733		1,933,363		2,127,930

			W	8,298,356	W	7,710,440	W	7,500,046

      Available-for-sale debt securities as of June 30, 2004 and December 31, 2003 are as follows:

	Par value				Acquisition cost				Market (carrying) value

	2004		2003		2004		2003		2004		2003

	(in millions of Korean Won)
Government and public bonds	W	376,719	W	411,319	W	380,407	W	431,311	W	378,281	W	422,964
Corporate bonds		6,586,528		6,344,071		6,550,501		6,383,294		6,320,463		5,771,881
Beneficiary certificates		539,093		367,580		543,119		377,862		542,921		325,137
Investment debt securities in local currency		11,964		194,029		11,903		193,970		11,910		194,611
Investment debt securities in foreign currency		2,517,448		2,257,634		2,537,489		2,259,090		2,525,911		2,250,024

	W	10,031,752	W	9,574,633	W	10,023,419	W	9,645,527	W	9,779,486	W	8,964,617

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2004 and 2003, and December 31, 2003
(Unaudited)

      Held-to-maturity debt securities as of June 30, 2004 and December 31, 2003 are as follows:

	Par value				Acquisition cost				Carrying value

	2004		2003		2004		2003		2004		2003

	(in millions of Korean Won)
Government and public bonds	W	1,821,143	W	1,842,827	W	1,812,731	W	1,738,128	W	1,735,525	W	1,740,048
Corporate bonds		334,000		417,000		326,123		408,715		346,472		413,109
Investment debt securities in local currency		1,097		1,126		1,083		1,105		1,085		1,112
Investment debt securities in foreign currency		594,416		747,888		556,349		747,199		554,470		747,321

	W	2,750,656	W	3,008,841	W	2,696,286	W	2,895,147	W	2,637,552	W	2,901,590

      Securities under the equity method as of June 30, 2004 and December 31, 2003 are as follows:

	Percentage of
	ownership (%)
		Acquisition cost				Book value				Fair value or net book value
	June 30,
	2004	2004		2003		2004		2003		2004		2003

		(in millions of Korean Won)
The KDB Capital Corp.	97.49	W	754,052	W	754,052	W	229,362	W	222,694	W	199,935	W	188,530
Daewoo Securities Co., Ltd.	39.09		548,252		548,252		544,705		499,090		496,298		438,513
Daewoo Shipbuilding & Marine Engineering Co., Ltd.	31.10		288,383		288,383		523,820		481,381		492,497		439,897
Daewoo Heavy Industries & Machinery Ltd.	21.91		173,078		173,078		230,741		212,417		215,991		192,787
Korea Electric Power Corporation	26.93		3,960,468		3,265,468		6,270,192		5,394,029		10,238,225		8,103,319
Seoul Debt Restructuring Fund	43.80		55,422		76,752		56,067		74,963		56,067		74,963
Arirang Restructuring Fund	43.73		87,772		95,353		65,143		82,302		65,143		82,302
Mukoonghwa Restructuring Fund	43.71		83,258		94,331		55,542		72,626		55,542		72,626
Hankang Restructuring Fund	23.01		43,172		73,186		44,392		74,897		44,392		74,897
Others			659,293		608,025		849,370		662,291		1,243,995		1,072,548

		W	6,653,150	W	5,976,880	W	8,869,334	W	7,776,690	W	13,108,085	W	10,740,382

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2004 and 2003, and December 31, 2003
(Unaudited)

      Details of valuation on the securities using the equity method as of and for the six-month period ended June 30, 2004 are as follows:

	Beginning		Acquisition				Valuation		Retained		Capital		Ending
	book value		(disposal)		Dividends		gain(loss)		earnings		adjustment		book value

	(in millions of Korea Won)
Korea Electric Power Corp.	W	5,394,029	W	695,000	W	144,959	W	327,803	W	—	W	(1,682)	W	6,270,191
Daewoo Shipbuilding & Marine Engineering Co., Ltd.		481,381		—		20,939		49,064		—		14,314		523,820
Daewoo Securities Co., Ltd.		499,090		—		—		54,534		—		(8,919)		544,705
GM Daewoo Auto & Technology Company		196,209		—		—		2,350		—		28,529		227,088
Daewoo Heavy Industries & Machinery Ltd.		212,417		—		—		18,637		—		(313)		230,741
Mukoonghwa Restructuring Fund		72,626		(11,073)		—		(6,293)		—		282		55,542
Seoul Debt Restructuring Fund		74,963		(21,331)		5,475		8,186		—		(276)		56,067
Arirang Restructuring Fund		82,302		(7,582)		—		(9,321)		—		(256)		65,143
The KDB Capital Corp.		222,694		—		—		2,625		—		4,044		229,363
Hankang Restructuring Fund		74,897		(30,014)		—		(491)		—		—		44,392
Pan Ocean Shipping Co., Ltd.		126,738		—		1,954		86,761		—		34		211,579
KDB Asia (HK) Ltd.		67,750		—		—		3,254		—		2,076		73,080
Korea Asset Management Corp.		66,060		—		2,400		5,807		—		(3,964)		65,503
KDB Bank (Hungary) Ltd.		44,237		22,952		—		2,364		—		—		69,553
KDB Ireland Ltd.		23,601		—		—		7,085		—		—		30,686
Others		137,697		30,350		2,493		6,228		—		100		171,881

	W	7,776,690	W	678,302	W	178,220	W	558,593	W	—	W	33,969	W	8,869,334

Foreign currency translation loss								(5,289)

							W	563,882

      The equity method adjustments are calculated as the difference between the initial purchase price and the Bank’s initial proportionate ownership of the net book value of investees at the time of purchase. Equity method adjustment debits are amortized over five years while equity method adjustment credits are amortized over five years or over the weighted-average of the useful lives of tangible assets of investees using the straight-line method.

      The accumulated unamortized equity method adjustments as of and for the six-month period ended June 30, 2004 and December 31, 2003 are as follows:

	2004				2003

	Equity method		Equity method		Equity method		Equity method
	adjustment debit		adjustment credit		adjustment debit		adjustment credit

	(in millions of Korea Won)
Beginning balance	W	159,357	W	3,123,049	W	215,900	W	3,156,356
Increase		717		1,351,677		8,856		412,916
Amortization		(32,507)		(108,409)		(65,399)		(446,223)

Ending balance	W	127,567	W	4,366,317	W	159,357	W	3,123,049

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2004 and 2003, and December 31, 2003
(Unaudited)

      Investees in which the Bank holds more than 15% of interest but are not valued using the equity method as of June 30, 2004 are as follows:

	Number	Percentage of	Acquisition				Fair value or
	of shares	ownership (%)	cost		Book value		net book value

	(in millions of Korean Won)
Korea National Housing Corp.(*1)	—	20.56	W	1,300,618	W	1,300,618	W	1,158,936
Korea Land Development Corp.(*1)	—	26.77		1,161,904		1,191,329		942,404
Korea National Tourism Organization (*1)	2,824	43.58		24,370		35,529		137,042
KP Chemical Corp.	18,884	19.91		94,421		59,768		59,768
Donghae Pulp Co., Ltd.	4,900	51.36		24,500		17,395		17,395
Hyundai Corporation	3,894	16.96		15,248		10,046		10,046
Hyundai Engineering & Construction Co., Ltd.	18,290	32.68		371,917		130,587		130,587
Others				58,534		35,173		17,022

			W	3,051,512	W	2,780,445	W	2,473,200

(*1)	Notwithstanding its over 15 percent ownership holdings of the investee companies presented above, the Bank is not considered to exercise a significant influence over the management of these companies because the aggregate ownership percentage held by the government exceeds 50 percent of the ownership of these companies.

     The maturity of investments in available-for-sale and held-to-maturity debt securities as of June 30, 2004 are as follows:

	Available-for-sale		Held-to-maturity
Maturity date	debt securities		debt securities

	(in millions of Korean Won)
June 30, 2005	W	3,381,635	W	390,932
June 30, 2009		5,463,908		2,013,549
June 30, 2014		933,943		233,071

	W	9,779,486	W	2,637,552

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2004 and 2003, and December 31, 2003
(Unaudited)

      Investment securities denominated in foreign currency as of June 30, 2004 and December 31, 2003 are as follows:

Foreign currency
				Equivalent in Korean Won

2004		2003		2004		2003

(in millions of Korean Won, thousands of USD, JPY, EUR, SGD, CHF, GBP, CNY)
Available-for-sale debt securities
US$	1,674,663	US$	1,450,952	W	1,930,049	W	1,737,950
JPY	45,255,397	JPY	43,209,718		481,531		483,776
EUR	40,090	EUR	7,564		55,872		11,365
GBP	26,052	GBP	5,910		54,290		12,585
CNY	29,939	CNY	30,051		4,169		4,348

				W	2,525,911	W	2,250,024

Held-to-maturity debt securities
JPY	10,607,126	JPY	10,653,269	W	112,863	W	119,274
US$	380,764	US$	541,844		438,830		625,066
EUR	1,993	EUR	1,984		2,777		2,981

				W	554,470	W	747,321

      As of June 30, 2004, investment securities amounting to W485,000 million are pledged as collateral to KDB First Securitization Specialty Co., Ltd.

      With regard to futures trading, 7,680,060 shares of Korea Electric Power Corporation and debt securities of Korea Deposit Insurance Corporation amounting to W16,000 million are pledged as a substitute for the deposit money to Kookmin Futures Inc. and others as of June 30, 2004.

      Impairment losses on securities for the six-month period ended June 30, 2004 are as follows:

	Amortized		Impairment
Issuer	cost		loss		Book value

	(in millions of Korean Won)
Equity Securities
Hyundai E & C Co., Ltd.	W	192,800	W	62,213	W	130,587
Ssangyong Cement Industrial Co., Ltd.		71,628		11,938		59,690
Donghae Pulp Co., Ltd.		24,500		7,105		17,395
Hyundai Corporation		11,759		1,713		10,046
LG Card Co., Ltd.		30,885		29,732		1,153
Others		104,456		55,305		49,151

	W	436,028	W	168,006	W	268,022

Debt Securities
Hyundai Corporation		32,137		4,682		27,455
Koromas Fund		4,789		4,282		507

	W	36,926	W	8,964	W	27,962

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2004 and 2003, and December 31, 2003
(Unaudited)

      Issuers of securities held by the Bank as of June 30, 2004 and December 31, 2003 are as follows:

					Percentage (%)

					as of
					June 30,
	2004		2003		2004

	(in millions of Korean Won)
By Country
The Republic of Korea	W	29,371,464	W	27,194,726	94.93
The Philippines		19,928		29,133	0.06
Thailand		3,599		149,637	0.01
Others		1,546,116		648,949	5.00

	W	30,941,107	W	28,022,445	100.00

					Percentage (%)

					as of
					June 30,
	2004		2003		2004

	(in millions of Korean Won)
By Issuer
Korea Electric Power Corporation	W	6,404,859	W	5,574,702	20.70
Korea National Housing Corp.		1,620,912		1,630,855	5.24
Korea Highway Corporation		1,440,197		1,430,184	4.65
Korea Deposit Insurance Corp.		1,249,679		1,224,712	4.04
Korea Land Development Corp.		1,198,718		1,191,328	3.87
Korea Asset Management Corp.		70,231		255,620	0.23
Others		18,956,511		16,715,044	61.27

	W	30,941,107	W	28,022,445	100.00

					Percentage (%)

					as of
					June 30,
	2004		2003		2004

	(in millions of Korean Won)
By Industry
Banking and insurance	W	9,601,067	W	8,662,002	31.03
Electric, gas and water supply industry		6,618,411		5,780,736	21.39
Manufacturing		5,821,362		5,230,939	18.81
Construction		4,850,142		4,590,577	15.68
Public administration		1,804,809		1,893,083	5.83
Others		2,245,316		1,865,108	7.26

	W	30,941,107	W	28,022,445	100.00

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2004 and 2003, and December 31, 2003
(Unaudited)

5.     Loans

      Loans as of June 30, 2004 and December 31, 2003 are as follows:

	2004		2003

	(in millions of Korean Won)
Loans in local currency	W	17,370,520	W	16,803,143
Loans in foreign currency		15,102,217		15,872,758
Other loans		16,610,054		15,977,032

		49,082,791		48,652,933
Less: Provision for possible loan losses		(1,449,196)		(1,097,039)
Present value discount account		(87,232)		(102,303)

	W	47,546,363	W	47,453,591

      Loans in local and foreign currency as of June 30, 2004 and December 31, 2003 are as follows:

     Loans in local currency

	Annual interest
	rate (%)

	as of
	June 30,
	2004	2004		2003

		(in millions of Korean Won)
Loans for working capital
Industrial fund loans	6.65	W	5,957,260	W	5,395,737
Government fund loans	4.73		455,830		457,707
Overdraft	5.87		184,686		285,977
Others	5.75 - 6.92		935,194		822,483

			7,532,970		6,961,904

Loans for facilities
Industrial fund loans	6.81		6,713,334		6,829,475
Government fund loans	4.84		860,393		882,978
Others	3.55 - 7.32		2,263,823		2,128,786

			9,837,550		9,841,239

		W	17,370,520	W	16,803,143

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2004 and 2003, and December 31, 2003
(Unaudited)

     Loans in foreign currency

	Annual interest
	rate (%)

	as of
	June 30,
	2004	2004		2003

		(in millions of Korean Won)
Loans for working capital
Local currency loans denominated in foreign currencies	4.52	W	968,139	W	872,385
Foreign currency loans	3.07		769,561		768,278
Others	2.97		673,584		770,003

			2,411,284		2,410,666

Loans for facilities
Local currency loans denominated in foreign currencies	3.27		4,217,427		4,665,701
Foreign currency loans	3.40		2,828,795		2,641,692
Offshore loans in foreign currencies	—		1,073,231		1,208,784
Asian Development Bank loans	1.99		1,152,500		1,201,764
Loans to International Bank for Reconstruction and Development	2.11		3,418,980		3,744,122
Others	—		—		29

			12,690,933		13,462,092

		W	15,102,217	W	15,872,758

     Other loans

	2004		2003

	(in millions of Korean Won)
Notes purchased	W	3,006	W	1,295
Bills purchased		1,889,829		1,946,704
Advances for customers		119,620		78,927
Bonds purchased under repurchase agreements		218,919		213,693
Call loans		864,787		2,177,355
Domestic import usance bills		3,628,152		3,173,871
Debentures accepted by private subscription		8,581,473		8,088,247
Others(*1)		1,304,268		296,940

	W	16,610,054	W	15,977,032

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2004 and 2003, and December 31, 2003
(Unaudited)

(*1)	Includes loans to the following companies to be converted into equity amounting to W209,565 million:

	Book		Conversion
	Value		Price		Restriction on Disposal

	(in millions of Korean Won, except per
	share amounts)
Ssangyong Cement Industrial Co., Ltd.	W	200,000	W	5,000/share	Until December 31, 2005
Korea Thrunet Co., Ltd.		9,565	W	5,000/share	—

	W	209,565

      The maturity of loans in local and in foreign currency as of June 30, 2004 are as follows:

	Loans for
	working		Loans for		Loans for		Loans for
	capital in		facilities in		working capital in		facilities in
Maturity date	local currency		local currency		foreign currency		foreign currency		Total

	(in millions of Korean Won)
Sept. 30, 2004	W	1,402,137	W	437,141	W	697,343	W	637,752	W	3,174,373
Dec. 31, 2004		856,087		403,191		448,491		626,601		2,334,370
June. 30, 2005		2,052,014		810,615		716,600		2,034,080		5,613,309
June. 30, 2006		1,044,387		1,629,005		339,977		1,974,285		4,987,654
June. 30, 2007		502,150		1,611,848		160,148		1,905,298		4,179,444
June. 30, 2008		1,077,369		1,458,532		13,710		1,486,082		4,035,693
June. 30, 2009		113,458		1,169,888		17,919		1,261,280		2,562,545
Thereafter		485,368		2,317,330		17,096		2,765,555		5,585,349

	W	7,532,970	W	9,837,550	W	2,411,284	W	12,690,933	W	32,472,737

      Changes in the provision for possible loan losses for the six-month period ended June 30, 2004 and December 31, 2003 are as follows:

	2004						2003

	Loan		Other assets		Total		Total

	(in millions of Korean Won)
Balance at the beginning of the period	W	1,097,039	W	4,810	W	1,101,849	W	1,094,929
Changes in overseas branches due to foreign currency translation		(1,493)		—		(1,493)		678
Provision carryover from loan acquisition		69,216		—		69,216		184,985
Change to provision for possible losses		(2,032)		—		(2,032)		—
Decrease in provision due to loan disposal		(354)		—		(354)		(63,516)
Changes in provision from loan restructuring		401		—		401		(4,108)
Current write-offs		(2,344)		—		(2,344)		(725,037)
Current provision (reversal)		288,763		(1,151)		287,612		613,918

	W	1,449,196	W	3,659	W	1,452,855	W	1,101,849

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2004 and 2003, and December 31, 2003
(Unaudited)

      As of June 30, 2004 and December 31, 2003, the provisions for possible loan losses are as follows:

	2004		2003

	(in millions of Korean Won)
Loans
Loans in local currency and foreign currency and notes purchased	W	1,086,116	W	798,679
Bills purchased		37,817		40,279
Advances for customers		44,269		9,992
Domestic import usance bills		81,668		51,024
Debentures accepted by private subscription		197,698		195,509
Other loans		1,628		1,556

		1,449,196		1,097,039
Other assets		3,659		4,810

	W	1,452,855	W	1,101,849

      As of June 30, 2004, the classification of loans and provisions for possible loan losses is as follows:

			Provisions for
			possible loan
Classification	Loans(*1)		losses		Ratio (%)

	(in millions of Korean Won)
Normal	W	37,616,217	W	191,559	0.51
Special attention		3,259,985		576,369	17.68
Substandard		753,396		164,583	21.85
Doubtful		187,978		93,989	50.00
Loss		422,696		422,696	100.00
Others(*2)		6,755,287		—	—

	W	48,995,559	W	1,449,196	2.96

(*1)	Net of present value discounts.

(*2)	Loans to or loans guaranteed by the Korean government.

     The ratio of provisions to total loans and ratio of provisions to non-performing loans as of June 30, 2004 and December 31, 2003 and 2002 are as follows:

	2004		2003		2002

	(in millions of Korean Won)
Total loans	W	48,995,560	W	48,550,630	W	46,007,214
Provisions for possible losses		1,449,196		1,097,039		1,089,983
Provision ratio		2.96		2.26		2.37
Non-performing loans	W	1,364,070		1,626,381		886,130
Provisions for possible losses		681,268		584,104		313,028
Provision ratio		49.94		35.91		35.33

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2004 and 2003, and December 31, 2003
(Unaudited)

      Restructured loans as of June 30, 2004 and December 31, 2003 due to court receivership, court mediation or other financial restructuring process are as follows:

	2004		2003

	(in millions of Korean Won)
Changes in contractual terms	W	—	W	25,292
Exemption		—		25,245
Conversion to equity investment		1,771		682,477

Total	W	1,771	W	733,014

      When the contractual terms, i.e., principal, interest rate, or maturity, of impaired loans are restructured, the Bank adjusts the carrying amount of the impaired loans to its present value determined based on the restructured terms. The Bank recognizes losses arising from the restructuring of the impaired loans as incurred.

      Loans restructured due to changes in contractual terms as of and for the periods ended June 30, 2004 and December 31, 2003 are as follows:

	2004		2003

	(in millions of Korean Won)
Beginning
Original amount before restructuring	W	964,673	W	1,156,979
Present value		862,370		1,030,024

Present value discount		102,303		126,955

Increase		21		19,210
Decrease(amortization)		(15,092)		(43,862)

		(15,071)		(24,652)

Ending		912,284		964,673
Original amount before restructuring		825,052		862,370

Present value discount	W	87,232	W	102,303

      The present value discount account is amortized using the effective interest rate method over the redemption period.

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2004 and 2003, and December 31, 2003
(Unaudited)

      The Bank’s local and foreign currency loan portfolio by nation, major customers and industry as of June 30, 2004 and December 31, 2003 are as follows:

					Percentage (%)

					as of
					June 30,
	2004		2003		2004

	(in millions of Korean Won)
By nation
The Republic of Korea	W	31,120,985	W	31,148,520	95.83
USA		169,229		166,361	0.52
Russia		—		161,703	—
Indonesia		109,487		140,428	0.34
others		1,073,036		1,058,889	3.31

	W	32,472,737	W	32,675,901	100.00

					Percentage (%)

					as of
					June 30,
	2004		2003		2004

	(in millions of Korean Won)
By Customer
Small & Medium Industry Promotion Corp.	W	3,130,060	W	3,329,235	9.64
Korea Deposit Insurance Corp.		1,094,875		1,197,800	3.37
Korean Airline Co., Ltd.		758,180		768,173	2.33
Korea Hydro & Nuclear Power Co., Ltd.		396,608		753,317	1.22
Korea Asset Management Corp.		518,625		568,955	1.61
Tong Yang Cement Corporation		533,718		531,457	1.64
Others		26,040,671		25,526,964	80.19

	W	32,472,737	W	32,675,901	100.00

					Percentage (%)

					as of
					June 30,
	2004		2003		2004

	(in millions of Korean Won)
By Industry
Manufacturing	W	16,124,604	W	15,612,171	49.66
Transportation and communication		4,295,117		3,490,007	13.23
Public administration		2,889,225		3,409,126	8.90
Banking and insurance		3,204,631		2,751,798	9.87
Electric, gas and water supply industry		1,625,886		2,170,579	5.01
Others		4,333,274		5,242,220	13.33

	W	32,472,737	W	32,675,901	100.00

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2004 and 2003, and December 31, 2003
(Unaudited)

6.	Property and Equipment

      Property and equipment as of June 30, 2004 and December 31, 2003 are as follows:

	Acquisition cost or
	revaluation				Accumulated depreciation				Net book value

	2004		2003		2004		2003		2004		2003

	(in millions of Korean Won)
Land	W	314,667	W	327,380	W	—	W	—	W	314,667	W	327,380
Buildings and structures		362,753		360,496		43,057		38,579		319,696		321,917
Machinery		51,816		55,329		42,686		46,461		9,130		8,868
Vehicles		1,461		1,488		1,041		1,150		420		338
Construction-in-progress		5,235		4,334		—		—		5,235		4,334
Others		34,865		34,535		29,402		28,358		5,463		6,177

	W	770,797	W	783,562	W	116,186	W	114,548	W	654,611	W	669,014

      As of June 30, 2004 and December 31, 2003, the government-valued price of the Bank’s land amounted to W251,064 million and W258,872 million, respectively.

      As of June 30, 2004, the Bank’s premises, equipment and other assets are insured against fire and other casualty losses up to approximately W300,177 million.

7.	Other Assets

      Other assets as of June 30, 2004 and December 31, 2003 are as follows:

	2004		2003

	(in millions of Korean Won)
Prepaid expense	W	227,594	W	181,573
Other accounts receivables		5,573,126		8,559,739
Accrued income		300,229		378,872
Intangible assets		39,103		45,792
Deferred income tax assets		67,430		139,039
Others		540,063		492,637

		6,747,545		9,797,652
Less: Provisions for possible losses		(3,659)		(4,810)

	W	6,743,884	W	9,792,842

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2004 and 2003, and December 31, 2003
(Unaudited)

8.	Deposits

      Deposits as of June 30, 2004 and December 31, 2003 are as follows:

	Annual interest
	rate (%)

	as of
	June 30,
	2004	2004		2003

		(in millions of Korean Won)
Local currency deposits
Demand deposits
Checking accounts	—	W	2,172	W	2,751
Temporary deposits	0.01		210,618		236,602
Passbook deposits	0.21		22,525		21,507
Others	0.16		123		3,000

			235,428		263,860

Time and savings deposits
Time deposits	4.11		3,530,989		3,464,213
Installment savings deposits	5.17		168,600		174,083
Corporate savings deposits	3.43		2,182,737		2,177,690
Savings deposits	2.17		185,950		203,291
Long-term savings for households	1.40		1,518		30,697
Others	9.23		159,978		155,057

			6,229,772		6,205,031

			6,465,200		6,468,891

Foreign currency deposits
Demand deposits
Checking accounts	—		22,098		19,617
Temporary deposits	0.44		319,275		152,015
Passbook deposits	2.30		152		124
Others	0.06		3,802		3

			345,327		171,759

Savings deposits
Time deposits	1.02		328,566		497,863

			673,893		669,622

Negotiable certificates of deposits			2,729,694		3,577,817

		W	9,868,787	W	10,716,330

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2004 and 2003, and December 31, 2003
(Unaudited)

      The maturities of time and savings deposits in local and in foreign currency as of June 30, 2004 are as follows:

					Time
			Installment		deposits in
			savings		foreign
Maturity date	Time deposits		deposits		currency		Total

	(in millions of Korean Won)
Sept. 30, 2004	W	1,486,691	W	60,166	W	281,971	W	1,828,828
Dec. 31, 2004		1,029,801		32,902		30,544		1,093,247
June 30, 2005		614,642		34,219		14,864		663,725
June 30, 2006		236,483		32,703		1,187		270,373
June 30, 2007		16,073		8,609		—		24,682
June 30, 2008		2,467		1		—		2,468
June 30, 2009		144,832		—		—		144,832

	W	3,530,989	W	168,600	W	328,566	W	4,028,155

9.     Borrowings

      Borrowings as of June 30, 2004 and December 31, 2003 are as follows:

	Annual interest
	rate (%)

	as of
	June 30,
	2004	2004		2003

		(in millions of Korean Won)
Local currency borrowings
Ministry of Finance and Economy	4.24	W	1,880,657	W	1,923,326
Industrial Bank of Korea	3.99		442,234		448,519
Small & Medium Industry Promotion Fund	4.26		317,470		283,206
Ministry of Culture and Tourism	2.75		697,276		616,222
Korea Energy Management Corporation	3.39		513,724		505,572
Local governments	3.83		71,879		75,121
Others	2.87-3.77		531,588		474,141

			4,454,828		4,326,107

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2004 and 2003, and December 31, 2003
(Unaudited)

	Annual interest
	rate (%)

	as of
	June 30,
	2004	2004		2003

		(in millions of Korean Won)
Foreign currency borrowings
Small & Medium Industry Promotion Fund	—	W	—	W	26
KFW group in Germany (“KFW”)	2.22		23,162		27,514
Asian Development Bank (“ADB”)	1.84		1,152,500		1,201,764
International Bank for Reconstruction and Development (“IBRD”)	2.03		3,998,013		4,671,618
The Japan Bank for International Cooperation (“JBIC”)	0.86		151,723		177,385
The Bank of Korea	1.39		38,923		72,673
Others	0.88-1.69		7,785,256		7,570,175

			13,149,577		13,721,155

Other borrowings
Bonds sold under repurchase agreements	—		3,105,060		3,399,914
Notes sold	—		4,097		4,793
Call money	—		1,562,967		1,051,586

			4,672,124		4,456,293

		W	22,276,529	W	22,503,555

      As of June 30, 2004, the repayment of W179,573 million included in the foreign currency borrowings above are guaranteed by the Korean government.

      As of June 30, 2004, the Bank has local loans denominated in foreign currency and foreign currency loans amounting to W220,201 million and W20,344 million, respectively, which were sourced from the Bank’s borrowings from Japan Bank for International Cooperation which amounted to W240,602 million.

      The maturities of borrowings in local and foreign currencies as of June 30, 2004 are as follows:

	Borrowings in		Borrowings in
Maturity date	local currency		foreign currency		Total

	(in millions of Korean Won)
Sept. 30, 2004	W	232,935	W	4,200,424	W	4,433,359
Dec. 31, 2004		107,140		1,346,672		1,453,812
June. 30, 2005		239,224		2,723,476		2,962,700
June. 30, 2006		600,026		1,111,345		1,711,371
June. 30, 2007		566,390		921,054		1,487,444
June. 30, 2008		614,876		585,275		1,200,151
June. 30, 2009		506,495		534,196		1,040,691
Thereafter		1,587,742		1,727,135		3,314,877

	W	4,454,828	W	13,149,577	W	17,604,405

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2004 and 2003, and December 31, 2003
(Unaudited)

      The subordinated debt included in borrowings as of June 30, 2004 and December 31, 2003 are as follows:

	Annual interest
	rate (%)

	as of
	June 30,
Type	2004	2004		2003		Repayment terms

		(in millions of Korean Won)
Government funds	4.24	W	1,880,455	W	1,923,090	Installment reimbursement
Agency for International Development relending facilities	1.99		203		236	Installment reimbursement
Asian Development Bank relending facilities	1.84		1,152,500		1,201,764	Lump-sum reimbursement
International Bank for Reconstruction and Development relending facilities	2.03		3,998,013		4,671,618	Installment reimbursement

		W	7,031,171	W	7,796,708

10.     Industrial Finance Bonds

      Industrial finance bonds (“IFB”) as of June 30, 2004 and December 31, 2003 are as follows:

	Annual interest
	rate (%)

	as of
	June 30,
	2004	2004		2003

		(in millions of Korean Won)
IFB in local currency	5.70	W	27,635,039	W	25,217,631
IFB in foreign currency	1.21		10,048,747		10,099,605
Offshore IFB in foreign currency	1.41		1,162,575		1,591,519

			38,846,361		36,908,755
Premiums on IFB			23,349		19,591
Discounts on IFB			(48,174)		(52,403)

		W	38,821,536	W	36,875,943

      Under the Korea Development Bank Act, the Bank has authority to issue industrial finance bonds. The amount of issued bonds and guarantees outstanding by the Bank is limited to 30 times the amount of paid-in capital and legal reserve. Bonds purchased or guaranteed by the Korean government are not included in the limit. When existing bonds are refinanced or if guarantees are executed, the limit is temporarily suspended. The amount of issued bonds guaranteed by the Korean government as of June 30, 2004 and December 31, 2003 amounted to W784 million and W792 million, respectively.

      The Bank acquired industrial finance bonds amounting to W217,381 million and W261,902 million as of June 30, 2004 and December 31, 2003, respectively. The treasury bonds are deducted from industrial finance bonds.

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2004 and 2003, and December 31, 2003
(Unaudited)

      The maturities of IFB as of June 30, 2004 are as follows:

	IFB in local		IFB in foreign		Offshore IFB in
Maturity date	currency		currency		foreign currency		Total

	(in millions of Korean Won)
Sep. 30, 2004	W	3,964,604	W	612,856	W	—	W	4,577,460
Dec. 31, 2004		3,639,954		277,834		—		3,917,788
Jun. 30, 2005		8,060,948		524,016		—		8,584,964
Jun. 30, 2006		5,465,391		1,537,117		396,257		7,398,765
Jun. 30, 2007		4,861,158		1,555,129		512,336		6,928,623
Jun. 30, 2008		496,071		1,777,741		46,578		2,320,390
Jun. 30, 2009		632,853		2,184,151		159,487		2,976,491
Thereafter		517,560		1,553,395		46,100		2,117,055

	W	27,638,539	W	10,022,239	W	1,160,758	W	38,821,536

11.	Other Liabilities

      Other liabilities as of June 30, 2004 and December 31, 2003 are as follows:

	2004		2003

	(in millions of Korean Won)
Other accounts payables	W	5,401,958	W	8,512,392
Accrued expenses		862,121		831,119
Advanced income		77,363		73,500
Guarantee deposits		35,401		50,785
Advances received on IFB		12,682		15,108
Provisions for possible other losses		286,337		235,847
Trust account debit		342,442		332,834
Others		318,481		277,337

	W	7,336,785	W	10,328,922

12.	Guarantees Outstanding and Commitments

      The Bank provides guarantees for its customers. Guarantees outstanding and the related provisions for possible losses as of June 30, 2004 and December 31, 2003 are as follows:

					Provision for
	Guarantees amount				possible losses

	2004		2003		2004		2003

	(in millions of Korean Won)
Acceptances	W	718,899	W	727,285	W	4,865	W	3,265
Guarantees on local Borrowings		1,411,633		654,780		—		—
Guarantees on indebtedness in foreign currency		9,033,482		8,253,904		1,235		1,429
Letters of guarantee for importers		47,347		39,350		37		64

	W	11,211,361	W	9,675,319	W	6,137	W	4,758

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2004 and 2003, and December 31, 2003
(Unaudited)

      The unsettled guarantees and commitments provided by the Bank as of June 30, 2004 and December 31, 2003 are as follows:

	2004		2003

	(in millions of Korean Won)
Unsettled guarantees
Local letter of credit issuance	W	9,737	W	27,016
Foreign letter of credit issuance		1,705,702		1,756,531
Others		895,732		639,516

		2,611,171		2,423,063

Commitments
For loans in local currency		7,642,454		7,813,675
For loans in foreign currency		1,027,600		1,225,228

		8,670,054		9,038,903

Bonds sold under repurchase agreements		1,244,979		1,290,895

	W	12,526,204	W	12,752,861

13.	Commitments and Contingencies

      The Bank has entered into agreements to provide certain syndicated loans with foreign banks. The total amount available under such loans are US$88,000 thousand and EUR 4,000 thousand (equivalent to W106,995 million), of which US$46,684 thousand and EUR 2,099 thousand (equivalent to W56,729 million) have not been withdrawn by borrowers as of June 30, 2004.

      In 1998, the Bank sold with recourse W3,084,141 million of non-performing loans classified as substandard or below to the Korea Asset Management Corporation for proceeds amounting to W1,339,629 million. The resulting loss of W1,744,512 million was recorded as a loss on disposal of loans in 1998. As of June 30, 2004, the unsettled amount of such loans amounted to W199,409 million, and the provision for possible losses from the disposal of unsettled loans recorded as other liabilities amounted to W43,225 million.

      Loans sold off to KDB First Securitization Specialty Co., Ltd. and others in accordance with the Asset Securitization Plan as of June 30, 2004 are as follows:

						Retained
						subordinated
	Disposal date	Book value		Selling price		debt securities		Collateral(*1)

		(in millions of Korean Won)
KDB First SPC	June 8, 2000	W	950,627	W	600,000	W	201,800	W	20,000
KDB Second SPC	November 8, 2000		914,764		423,600		143,600		80,000
KDB Third SPC	September 20, 2001		1,793,546		949,900		349,900		185,000
KDB Fifth SPC	December 13, 2001		765,358		528,400		238,400		100,000

		W	4,424,295	W	2,501,900	W	933,700	W	485,000

(*1)	Investment securities are pledged as collateral (Note 4).

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2004 and 2003, and December 31, 2003
(Unaudited)

     According to the contracts on asset transfers stipulating warranty for the assets above, the Bank has a responsibility of warranty up to 30 percent of the proceeds when the principal or a part of the interest is not repaid at the expected due date according to the cash flows payment schedule.

      The Bank has provided credit lines to several securitization specialty companies amounting to W8,670,054 million, of which W12,636 million was withdrawn as of June 30, 2004.

      The Bank still has the valid legal right to seek indemnity for a part of loan receivables written off as of June 30, 2004 in the amount of W1,347,174 million.

      On July 13, 2004, the Board of Directors of LG Card Co., Ltd.(LG Card) approved to increase its capitalization by W2,545.5 billion through the issuance of 509.1 million shares of common stocks. Being a creditor of LG Card, the Bank converted its loans of W567.4 billion, and foreign bonds and other loans of W102.95 billion into equity of LG Card in accordance with the creditor’ agreement made on January 9, 2004. With this debt-to-equity conversion, the Bank’s percentage of ownership in LG Card increased from 5.92% to 26.02% as of June 30, 2004, making the Bank the largest shareholder of LG Card.

      The Bank has outstanding loans amounting to W2,309,039 million and securities amounting to W961,319 million as of June 30, 2004 of companies under workout, court receivership, court mediation and other restructuring process. The Bank recorded W831,737 million as provisions for possible loan losses, and W17,182 million for present value discount with regard to these loans and securities. Actual losses from these loans may differ from the provisions recorded.

      In common with certain other Asia countries, the economic environment in the Republic of Korea continues to be volatile. In addition, the Korean government and the private sector continue to implement structural reforms to historical business practices, including corporate governance. The Bank may be either directly or indirectly affected by these volatile economic conditions and the reform program described above. The accompanying financial statements reflect management’s assessment of the impact to date of the economic environment on the financial position and results of operations of the Bank. Actual results may differ materially from management’s current assessment.

14.	Derivative Financial Instruments and the Related Contracts

      The Bank utilizes derivative financial instruments to hedge against financial market risks or for trading purposes.

      In case of trading purposes, the Bank uses futures and forward contracts, swaps, and options, in order to gain a profit from short-term fluctuations of the underlying value of the derivatives, by forecasting the future interest rate, exchange rate or other variables affecting the value of the instruments. Furthermore, the Bank also trades the instruments to hedge against the derivative financial instruments purchased by the Bank’s customers.

      Additionally, the trading derivatives include the derivatives used to hedge the exchange rate of the Bank’s foreign currency assets and liabilities and interest rate of the Bank’s loans and borrowings, of which the underlying assets and liabilities are already valued at fair market value in accordance with the financial accounting standards generally accepted in the Republic of Korea or the position hedging transactions in which derivative instruments are not specifically identified to the underlying transactions.

      The hedging instruments generally include the cross currency swaps and/or interest rate swaps used to hedge the borrowings and bonds denominated in foreign currency from the exchange rate and/or the interest rate risks. Those hedging transactions are made with foreign financial institutions and domestic

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2004 and 2003, and December 31, 2003
(Unaudited)

banks. The hedging instruments also include the interest swaps used to reduce interest rate risks of the Industrial Finance Bonds issued in Won.

      The unsettled contract amount of the Bank’s derivatives and the related valuation gain (loss) are as follows:

	Unsettled Contract Amount						Valuation Gain/Loss(B/S)

			Trading		Hedging				Trading		Hedging		Valuation
	Total		purpose		purpose		Total		purpose		purpose		gain/loss(B/S)

	(in millions of Korea Won)
Interest rate
Forward	W	6,266,143	W	6,266,143	W	—	W	(1,280)	W	(1,280)	W	—	W	(1,280)
Futures		4,266,305		4,266,305		—		(1,325)		(1,325)		—		—
Swap		44,614,968		44,367,180		247,788		(105,810)		(113,909)		8,099		65,724
Option
Buy		988,544		988,544		—		2,430		2,430		—		20,345
Sell		951,676		951,676		—		(3,596)		(3,596)		—		(19,889)

		57,087,636		56,839,848		247,788		(109,581)		(117,680)		8,099		64,900

Currency
Forward		78,659,080		78,659,080		—		(23,619)		(23,619)		—		(49,879)
Futures		20,976		20,976		—		(27)		(27)		—		—
Swap		18,242,499		17,288,613		953,886		(9,949)		38,099		(48,048)		(60,486)
Option
Buy		2,582,078		2,582,078		—		(15,498)		(15,498)		—		20,454
Sell		2,650,627		2,650,627		—		(8,536)		(8,536)		—		(45,436)

		102,155,260		101,201,374		953,886		(57,629)		(9,581)		(48,048)		(135,347)

Stock price index
Futures		4,988		4,988		—		24		24		—		—
Option
Buy		309,692		309,692		—		3,273		3,273		—		17,701
Sell		364,449		364,449		—		(2,908)		(2,908)		—		(19,532)

		679,129		679,129		—		389		389		—		(1,831)

	W	159,922,025	W	158,720,351	W	1,201,674	W	(166,821)	W	(126,872)	W	(39,949)	W	(72,278)

15.	Equity

Paid-in Capital

      The Korean government shall provide the entire paid-in capital of the Bank in accordance with applicable laws. The authorized paid-in capital amounts to W10,000,000 million as of June 30, 2004. The total paid-in capital of the Bank outstanding as of June 30, 2004 is W8,241,861 million.

      On April 30, 2004, the Korean government increased the Bank’s capitalization by W1,000 billion by additionally contributing KEPCO shares of W695 billion and subscription certificate of Korean Water Resources Corporation amounting to W305 billion.

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2004 and 2003, and December 31, 2003
(Unaudited)

Legal Reserve

      The Korea Development Bank Act requires the Bank to appropriate net income as a legal reserve. This reserve can be transferred to paid-in capital or used to offset accumulated deficit.

      The changes in valuation gain (loss) from investment securities for the six-month period ended June 30, 2004 and the year December 31, 2003 are presented as follows:

	2004						2003

	Available-for-		Securities under
	sale securities		the equity method		Total		Total

	(in millions of Korean Won)
Beginning balance	W	(79,490)	W	(97,130)	W	(176,620)	W	(559,731)
Increase (decrease) due to disposals and others		(787)		60		(727)		222,857
Valuation gain (loss) during the current year		356,480		33,969		390,449		160,254

Ending balance	W	276,203	W	(63,101)	W	213,102	W	(176,620)

Offsetting of Accumulated Deficit

      In accordance with the Korea Development Bank Act, the Bank offsets accumulated deficit with reserves. If reserves are insufficient to eliminate the accumulated deficit, the Korean government should complement the deficiency.

16.	Other Non-Interest Revenue (Expenses)

      Other non-interest revenue (expenses) for the six-month period ended June 30, 2004 and 2003 are as follows:

	2004		2003

	(in millions of Korean Won)
Other non-interest revenue
Gain on foreign currency transactions	W	313,486	W	221,135
Reversal of provision for possible losses on guarantees outstanding		—		15,773
Gain on valuation of hedged items		577,345		251,551
Others		23,569		126,459

	W	914,400	W	614,918

Other non-interest expense
Loss on foreign currency transactions		614,857		224,717
Donations		17,860		14,187
Loss on valuation of hedged items		35,644		135,190
Others		107,480		29,304

	W	775,841	W	403,398

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2004 and 2003, and December 31, 2003
(Unaudited)

17.	General and Administrative Expenses

      General and administrative expenses for the six-month periods ended June 30, 2004 and 2003 are as follows:

	2004		2003

	(in millions of Korean Won)
Salaries	W	79,432	W	72,620
Retirement allowance		9,806		9,427
Employee benefits		7,120		6,071
Rent		3,728		3,615
Depreciation		8,573		10,313
Taxes and dues		4,567		4,561
Printing		2,098		1,859
Travel		1,485		1,348
Commission		4,327		4,115
Others		27,765		23,107

	W	148,901	W	137,036

18.	Non-Operating Income (Expenses)

      Non-operating income (expenses) for the six-month periods ended June 30, 2004 and 2003 are as follow:

	2004		2003

	(in millions of Korean Won)
Non-operating income
Gain on disposal of premises and equipment	W	118	W	682
Rental income		281		245
Gain on disposal of loans		242		10,291
Gain on from investment securities		626,818		432,663
Others		9,392		947

		636,851		444,828

Non-operating expenses
Loss on disposal of premises and equipment		4,202		36
Loss on disposal of loans		3,609		3,228
Loss from investment securities		264,939		398,934
Others		22,307		9,505

		295,057		411,703

	W	341,794	W	33,125

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2004 and 2003, and December 31, 2003
(Unaudited)

19.	Average Amounts of Assets and Liabilities Related to Interest Income and Expenses

      Interest income or interest expenses and the average amounts of related assets or liabilities for the six-month period ended June 30, 2004 and the year ended December 31, 2003 are as follows:

	2004				2003

			Interest				Interest
	Average		income or		Average		income or
	amount		expense		amount		expense

	(in millions of Korean Won)
Asset
Due from banks	W	1,896,294	W	16,238	W	1,768,960	W	30,120
Securities		13,681,605		338,425		12,771,978		664,469
Loans		46,597,998		1,068,226		46,376,377		2,097,227
Others		—		11,428		—		29,581

			W	1,434,317			W	2,821,397

Liabilities
Deposits	W	10,469,405	W	181,204	W	9,096,637	W	362,691
Borrowings		21,998,292		250,732		23,744,697		540,164
Bonds		38,345,373		822,959		35,888,145		1,765,122
Others		—		6,386		—		16,817

			W	1,261,281			W	2,684,794

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2004 and 2003, and December 31, 2003
(Unaudited)

20.	Assets and Liabilities Denominated in Foreign Currencies

      Significant assets and liabilities denominated in foreign currencies as of June 30, 2004 and December 31, 2003 are as follows:

	Foreign currency(*)				Equivalent in Korean Won

	2004		2003		2004		2003

	(in millions of Korean Won, thousands of USD)
Asset
Cash	US$	2,417	US$	2,371	W	2,786	W	2,841
Due from banks		939,194		1,153,983		1,082,421		1,382,241
Trading securities		708,435		397,376		816,471		475,977
Investment securities (available-for-sale)		2,201,644		1,882,216		2,537,394		2,254,518
Investment securities (held-to-maturity)		481,102		623,910		554,470		747,320
Investment securities using the equity method		150,385		113,198		173,319		135,588
Bills bought		1,639,765		1,625,233		1,889,829		1,946,704
Call loans		609,439		1,751,100		702,378		2,097,468
Loans		13,103,876		13,254,765		15,102,217		15,876,557
Domestic import usance bills		3,148,071		2,649,750		3,628,152		3,173,871
Receivables		83,736		21,162		96,506		25,348
Other assets		4,881,745		4,912,400		5,626,212		5,884,072

	US$	27,949,809	US$	28,387,464	W	32,212,155	W	34,002,505

Liabilities
Deposits	US$	1,286,550	US$	1,170,178	W	1,482,749	W	1,401,639
Borrowings		11,409,611		11,388,400		13,149,577		13,641,025
Bonds sold under repurchase agreements		384,826		569,557		443,513		682,216
Call money		210,817		157,443		242,967		188,586
Bonds in foreign currency		9,703,252		9,738,981		11,182,998		10,075,806
Other liabilities		3,421,953		4,766,315		3,943,800		5,709,092

	US$	26,417,009	US$	27,790,874	W	30,445,604	W	33,287,909

(*)	Assets or liabilities denominated in foreign currencies other than in US dollars have been converted into US dollars by using the exchange rate in effect on June 30, 2004.

THE KOREA DEVELOPMENT BANK
NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2004 and 2003, and December 31, 2003
(Unaudited)

21.     Related Party Transactions

      There is no difference in the loan policy that the Bank applies between related and third parties. The following table presents the balances of major loans to the related parties, including payment guarantees, as of June 30, 2004 and December 31, 2003, subject to consolidation:

	2004		2003

	(in millions of Korean Won)
The KDB Capital Corp.	W	157,150	W	167,714
KDB Asia Limited Hong Kong		23,050		23,956
Daewoo Shipbuilding & Marine Engineering Co., Ltd.		1,168,712		1,309,081
Daewoo Securities Co., Ltd.		200,000		200,000
Pan Ocean Shipping Co., Ltd.		95,913		115,538
KDB Bank (Hungary) Ltd.		11,525		11,978

	W	1,656,350	W	1,828,267

22.     Operation Results of Trust Accounts

      The income statement of the Trust Accounts for the six-month period ended June 30, 2004 and year ended December 31, 2003 are as follows:

	2004		2003

	(in millions of Korean Won)
Revenue
Interest income	W	97,520	W	108,730
Gain from securities		15,087		145,124
Others		18,276		18,615

	W	130,883	W	272,469

Expenses
Dividends of trust profits to beneficiaries	W	74,937	W	164,713
Commissions paid		2,836		333
Loss from securities		4,891		65,035
Trust fee to the Bank		12,648		15,283
Provisions for possible loan losses		30,862		22,325
Others		4,709		4,780

	W	130,883	W	272,469

23.     Supplemental Cash Flow Information

      Transactions not involving any inflow or outflow of cash for the six-month period ended June 30, 2004 and 2003 are as follows:

	2004		2003

	(in millions of Korean Won)
Loan converted to equity securities	W	1,771	W	5,253
Investment in kind		1,000,000		—

DESCRIPTION OF THE NOTES

      The following is a description of some of the terms of the Notes we are offering. Since it is only a summary, we urge you to read the fiscal agency agreement described below and the forms of global note before deciding whether to invest in the Notes. We have filed a copy of these documents with the United States Securities and Exchange Commission as exhibits to the registration statement no. 333-111608.

      The general terms of our Notes are described in the accompanying prospectus. The description in this prospectus supplement further adds to that description or, to the extent inconsistent with that description, replaces it.

Governed by Fiscal Agency Agreement

      We will issue the Notes under the fiscal agency agreement, dated as of February 15, 1991, as amended as of June 25, 2004, between us and The Bank of New York, as fiscal agent. The fiscal agent will maintain a register for the Notes.

Payment of Principal and Interest

      The Notes are initially limited to US$                    aggregate principal amount and will mature on                     , 20     . The Notes will bear interest for each Interest Period (as defined herein) at a rate equal to three-month USD LIBOR plus        % per annum, payable quarterly in arrears on                     ,                    ,                    and                     of each year (each an “Interest Payment Date”), beginning on January      , 2005. Interest on the Notes will accrue from                     , 2004.

      We will pay interest to the person who is registered as the owner of a Note at the close of business on the fifteenth day (whether or not a business day) preceding such Interest Payment Date. Interest on the Notes will be computed on the basis of the actual number of days in the applicable Interest Period (as defined herein) divided by 360. We will make principal and interest payments on the Notes in immediately available funds in U.S. dollars.

      The term “three-month USD LIBOR” means, with respect to any Interest Determination Date:

(a) the rate for three-month deposits in United States dollars commencing on the second London banking day succeeding the Interest Determination Date, that appears on the Telerate Page 3750 (as described below) as of 11:00 a.m., London time, on the Interest Determination Date; or

(b) if no rate appears on the particular Interest Determination Date on the Telerate Page 3750, the rate calculated by the Calculation Agent (as described below) as the arithmetic mean of at least two offered quotations obtained by the Calculation Agent after requesting the principal London offices of each of four major reference banks in the London interbank market to provide the Calculation Agent with its offered quotation for deposits in United States dollars for the period of three months, commencing on the second London banking day succeeding the Interest Determination Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that Interest Determination Date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; or

(c) if fewer than two offered quotations referred to in clause (b) are provided as requested, the rate calculated by the Calculation Agent as the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York time, on the particular Interest Determination Date by three major banks in The City of New York selected by the Calculation Agent for loans in United States dollars to leading European banks for a period of three months commencing on the second London banking day succeeding the Interest Determination Date, and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; or

(d) if the banks so selected by the Calculation Agent are not quoting as mentioned in clause (c), three-month LIBOR in effect immediately prior to the particular Interest Determination Date.

      “Telerate Page 3750” means the display on Telerate (or any successor service) on such page (or any other page as may replace such page on such service) or such other service or services as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying the London interbank rates of major banks for United States dollars.

      “London banking day” means a day on which commercial banks are open for business, including dealings in United States dollars, in London, England.

      “Interest Determination Date” for any Interest Period will be the second London banking day preceding the first day of such Interest Period. The term “Interest Period” refers to the period from and including October           , 2004 to but excluding the first Interest Payment Date and each successive period from and including an Interest Payment Date to but excluding the next Interest Payment Date.

      The Bank of New York, acting through its London office, will serve as the “Calculation Agent” for the Notes. In the absence of willful default, bad faith or manifest error, the Calculation Agent’s determination of three-month LIBOR and its calculation of the applicable interest rate for each Interest Period will be final and binding. The Calculation Agent will make available the interest rates for current and preceding Interest Periods by delivery of such notice through such medium as available to participants in DTC, Euroclear and Clearstream Luxembourg, or any successor thereof, and in accordance with applicable respective rules and procedures as long as the Notes are held in global form. In the event that the Notes are held in certificated form, the interest rates for current and preceding Interest Periods will published in the manner described below under “— Notices”. We have the right to replace the Calculation Agent with the London office of another leading commercial bank or investment bank in New York. If the appointed office of the Calculation Agent is unable or unwilling to continue to act as the Calculation Agent or fails to determine the interest rate for any Interest Period, we have a duty to appoint the London office of such other leading commercial bank or investment bank in New York as may be approved in writing by the fiscal agent.

Denomination

      The Notes will be issued in minimum denominations of US$100,000 principal amount and integral multiples of US$1,000 in excess thereof.

Redemption

      We may not redeem the Notes prior to maturity. At maturity, we will redeem the Notes at par.

Form and Registration

      We will issue the Notes in the form of one or more fully registered global notes, registered in the name of a nominee of and deposited with the custodian for DTC. Except as described in the accompanying prospectus under “Description of the Securities — Description of Debt Securities — Global Securities”, the global notes will not be exchangeable for Notes in definitive registered form, and will not be issued in definitive registered form. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the global notes. These financial institutions will record the ownership and transfer of your beneficial interest through book-entry accounts. You may hold your beneficial interests in the Notes through Euroclear or Clearstream, Luxembourg if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Any secondary market trading of book-entry interests in the Notes will take place through DTC participants, including Euroclear and Clearstream, Luxembourg. See “Clearance and Settlement — Transfers Within and Between DTC, Euroclear and Clearstream, Luxembourg”.

      The fiscal agent will not charge you any fees for the Notes, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed Notes. However, you may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.

Notices

      All notices regarding the Notes will be published in London in the Financial Times, in New York in The Wall Street Journal (U.S. Edition), and, for as long as the Notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, in a newspaper of general circulation in Luxembourg, expected to be the Luxemburger Wort. If we cannot, for any reason, publish notice in any of those newspapers, we will choose an appropriate alternate English language newspaper of general circulation, and notice in that newspaper will be considered valid notice. Notice will be considered made on the first date of its publication.

CLEARANCE AND SETTLEMENT

      We have obtained the information in this section from sources we believe to be reliable, including DTC, Euroclear and Clearstream, Luxembourg. We accept responsibility only for accurately extracting information from such sources. DTC, Euroclear and Clearstream, Luxembourg are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither we nor the registrar will be responsible for DTC’s, Euroclear’s or Clearstream, Luxembourg’s performance of their obligations under their rules and procedures. Nor will we or the registrar be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Introduction

The Depository Trust Company

      DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” under the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

      DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between its participants. It does this through electronic book-entry changes in the accounts of its direct participants, eliminating the need for physical movement of securities certificates. DTC is owned by a number of its direct participants and by the New York Stock Exchange Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers Inc.

Euroclear and Clearstream, Luxembourg

      Like DTC, Euroclear and Clearstream, Luxembourg hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream, Luxembourg provide various services to their participants, including the safekeeping, administration, clearance and settlement and lending and borrowing of internationally traded securities. Participants in Euroclear and Clearstream, Luxembourg are financial institutions such as underwriters, securities brokers and dealers, banks and trust companies. Some of the underwriters participating in this offering are participants in Euroclear or Clearstream, Luxembourg. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream, Luxembourg by clearing through or maintaining a custodial relationship with a Euroclear or Clearstream, Luxembourg participant.

Ownership of Notes through DTC, Euroclear and Clearstream, Luxembourg

      We will issue the Notes in the form of one or more fully registered global notes, registered in the name of a nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the Notes. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts. You may also hold your beneficial interests in the Notes through Euroclear or Clearstream, Luxembourg, if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream, Luxembourg will hold their participants’ beneficial interests in the global notes in their customers’ securities accounts with their depositaries. These depositaries of Euroclear and Clearstream, Luxembourg in turn will hold such interests in their customers securities accounts with DTC.

      We and the fiscal agent generally will treat the registered holder of the Notes, initially Cede & Co., as the absolute owner of the Notes for all purposes. Once we and the fiscal agent make payments to the registered holder, we and the fiscal agent will no longer be liable on the Notes for the amounts so paid. Accordingly, if you own a beneficial interest in the global notes, you must rely on the procedures of the institutions through which you hold your interests in the Notes, including DTC, Euroclear, Clearstream, Luxembourg and their respective participants, to exercise any of the rights granted to holders of Notes. Under existing industry practice, if you desire to take any action that Cede & Co., as the holder of the global notes, is entitled to take, then Cede & Co. would authorize the DTC participant through which you own your beneficial interest to take such action. The participant would then either authorize you to take the action or act for you on your instructions.

      DTC may grant proxies or authorize its participants, or persons holding beneficial interests in the Notes through such participants, to exercise any rights of a holder or take any actions that a holder is entitled to take under the fiscal agency agreement or the Notes. Euroclear’s or Clearstream, Luxembourg’s ability to take actions as holder under the Notes or the fiscal agency agreement will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream, Luxembourg will take such actions only in accordance with their respective rules and procedures.

Transfers Within and Between DTC, Euroclear and Clearstream, Luxembourg

Trading Between DTC Purchasers and Sellers

      DTC participants will transfer interests in the Notes among themselves in the ordinary way according to DTC rules. Participants will pay for such transfers by wire transfer. The laws of some states require certain purchasers of securities to take physical delivery of the securities in definitive form. These laws may impair your ability to transfer beneficial interests in the global notes to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge a beneficial interest in the global notes to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

Trading Between Euroclear and/or Clearstream, Luxembourg Participants

      Participants in Euroclear and Clearstream, Luxembourg will transfer interests in the Notes among themselves according to the rules and operating procedures of Euroclear and Clearstream, Luxembourg. Trading Between a DTC Seller and a Euroclear or Clearstream, Luxembourg Purchaser When the Notes are to be transferred from the account of a DTC participant to the account of a Euroclear or Clearstream, Luxembourg participant, the purchaser must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its depositary to receive the Notes and make payment for them. On the settlement date, the depositary will make payment to the DTC participant’s account and the Notes will be credited to the depositary’s account. After settlement has been completed, DTC will credit the Notes to Euroclear or Clearstream, Luxembourg, Euroclear or Clearstream, Luxembourg will credit the Notes, in accordance with its usual procedures, to the participant’s account, and the participant will then credit the purchaser’s account. These securities credits will appear the next day (European time) after the settlement date. The cash debit from the account of Euroclear or Clearstream, Luxembourg will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual settlement date.

      Participants in Euroclear and Clearstream, Luxembourg will need to make funds available to Euroclear or Clearstream, Luxembourg to pay for the Notes by wire transfer on the value date. The most direct way of doing this is to pre-position funds (i.e., have funds in place at Euroclear or Clearstream, Luxembourg before the value date), either from cash on hand or existing lines of credit. Under this approach, however, participants may take on credit exposure to Euroclear and Clearstream, Luxembourg until the Notes are credited to their accounts one day later.

      As an alternative, if Euroclear or Clearstream, Luxembourg has extended a line of credit to a participant, the participant may decide not to pre-position funds, but to allow Euroclear or Clearstream, Luxembourg to draw on the line of credit to finance settlement for the Notes. Under this procedure, Euroclear or Clearstream, Luxembourg would charge the participant overdraft charges for one day, assuming that the overdraft would be cleared when the Notes were credited to the participant’s account. However, interest on the Notes would accrue from the value date. Therefore, in many cases the interest income on Notes which the participant earns during that one-day period will substantially reduce or offset the amount of the participant’s overdraft charges. Of course, this result will depend on the cost of funds (i.e., the interest rate that Euroclear or Clearstream, Luxembourg charges) to each participant.

      Since the settlement will occur during New York business hours, a DTC participant selling an interest in the Notes can use its usual procedures for transferring global securities to the depositories of Euroclear or Clearstream, Luxembourg for the benefit of Euroclear or Clearstream, Luxembourg participants. The DTC seller will receive the sale proceeds on the settlement date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC participants.

      Finally, day traders who use Euroclear or Clearstream, Luxembourg and who purchase Notes from DTC participants for credit to Euroclear participants or Clearstream, Luxembourg participants should note that these trades will automatically fail unless one of three steps is taken:

•	borrowing through Euroclear or Clearstream, Luxembourg for one day, until the purchase side of the day trade is reflected in the day trader’s Euroclear or Clearstream, Luxembourg account, in accordance with the clearing system’s customary procedures;

•	borrowing the Notes in the United States from DTC participants no later than one day prior to settlement, which would allow sufficient time for the Notes to be reflected in the Euroclear or Clearstream, Luxembourg account in order to settle the sale side of the trade; or

•	staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Euroclear or Clearstream, Luxembourg participant.

Trading Between a Euroclear or Clearstream, Luxembourg Seller and a DTC Purchaser

      Due to time-zone differences in their favor, Euroclear and Clearstream, Luxembourg participants can use their usual procedures to transfer Notes through their depositaries to a DTC participant. The seller must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its depositary to credit the Notes to the DTC participant’s account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream, Luxembourg participant on the following day, but the receipt of the cash proceeds will be backvalued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual settlement date.

      If the Euroclear or Clearstream, Luxembourg participant selling the Notes has a line of credit with Euroclear or Clearstream, Luxembourg and elects to be in debit for the Notes until it receives the sale proceeds in its account, then the back-valuation may substantially reduce or offset any overdraft charges that the participant incurs over that period.

      Settlement in other currencies between DTC and Euroclear and Clearstream, Luxembourg is possible using free-of-payment transfers to move the Notes, but funds movement will take place separately.

UNITED STATES TAX CONSIDERATIONS

      Stated interest on the Notes will be treated as qualified stated interest for U.S. federal income tax purposes. For a discussion of certain U.S. federal income tax considerations that may be relevant to you if you invest in the Notes and are a U.S. holder, see “Taxation — United States Tax Considerations” in the accompanying prospectus.

UNDERWRITING

Relationship with the Underwriters

      We and the underwriters named below (the “Underwriters”) have entered into a Terms Agreement dated October      , 2004 (the “Terms Agreement”) with respect to the Notes relating to the Underwriting Agreement — Standard Terms (together with the Terms Agreement, the “Underwriting Agreement”) filed as an exhibit to the registration statement. Goldman Sachs (Asia) L.L.C. and Morgan Stanley & Co. International Limited are acting as representatives of the Underwriters. Subject to the terms and conditions set forth in the Underwriting Agreement, we have agreed to sell to each of the Underwriters, severally, and each of the Underwriters has severally agreed to purchase, the following principal amount of the Notes set out opposite its name below:

Name of Underwriters	Principal Amount of the Notes

Morgan Stanley & Co. International Limited	US$
Goldman Sachs (Asia) L.L.C.
ABN AMRO Bank N.V.
Banc of America Securities LLC
BNP Paribas
Daewoo Securities Co., Ltd.

Total	US$

      Under the terms and conditions of the Underwriting Agreement, if the Underwriters take any of the Notes, then the Underwriters are obligated to take and pay for all of the Notes.

      The Underwriters initially propose to offer the Notes directly to the public at the offering price described on the cover page and may offer a portion to certain dealers at a price that represents a concession not in excess of           % of the principal amount with respect to the Notes. Any Underwriter may allow, and any such dealer may reallow, a concession not in excess of           % of the principal amount of the Notes to certain other dealers. After the initial offering of the Notes, the Underwriters may from time to time vary the offering price and other selling terms.

      The Notes are new classes of securities with no established trading market. We have applied to the Luxembourg Stock Exchange for listing of, and permission to deal in, the Notes. There can be no assurance that such listing will be obtained. The Underwriters have advised us that they intend to make a market in the Notes. However, they are not obligated to do so and they may discontinue any market making activities with respect to the Notes at any time without notice. Accordingly, we cannot assure you as to the liquidity of any trading market for the Notes.

      The EU Transparency Obligations Directive may be implemented in a manner which is unduly burdensome for us. In particular, we may be required to prepare our financial statements in accordance with International Financial Reporting Standards for accounting periods beginning on or after 1 January, 2005. Pursuant to the Underwriting Agreement, in those circumstances, we would be entitled to seek an alternative listing for the Notes on a stock exchange outside the European Union.

      We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the Underwriters may be required to make in respect of any such liabilities.

      The amount of net proceeds is US$                    after deducting underwriting discounts but not estimated expenses. Expenses associated with this offering, to be paid by us, are estimated to be US$                    . We have agreed to reimburse the Underwriters for certain of their out-of-pocket expenses incurred in connection with the offering of the Notes.

      In the ordinary course of their respective businesses, some of the Underwriters and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with us and our affiliates.

Delivery of the Notes

      We will make delivery of the Notes, against payment in same-day funds on or about October      , 2004, which we expect will be the fifth business day following the date of this prospectus supplement. Under Rule 15c6-1 promulgated under the Securities Exchange Act of 1934, as amended, U.S. purchasers are generally required to settle trades in the secondary market in three business days, unless they and the other parties to any such trade expressly agree otherwise. Accordingly, if you wish to trade in the Notes on the date of this prospectus supplement or the next succeeding business day, because the Notes will initially settle in T+5, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement. Purchasers in other countries should consult with their own advisors.

Foreign Selling Restrictions

      Each Underwriter has represented and agreed severally and not jointly to the following selling restrictions in connection with the offering with respect to the following jurisdictions:

Korea

      The Notes have not been offered, sold or delivered and will not be offered, sold or delivered in Korea, directly or indirectly, for the account or benefit of, any resident of Korea, except as otherwise permitted by applicable Korean laws and regulations. Any securities dealer to whom it sells Notes will agree that it will not offer any Notes, directly or indirectly, in Korea or to any resident of Korea, except as permitted by applicable Korean laws and regulations, or to any dealer who does not so represent and agree.

United Kingdom

      The Notes may not be offered or sold, prior to the expiry of a period of six months from the latest date of the issue of the Notes, or offered or sold to any persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 (as amended), and where applicable, provisions of the Financial Services and Markets Act 2000 (“FSMA”) of the United Kingdom with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom have been complied with. In addition, no person may communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by such person in connection with the issue or sale of any Notes except in circumstances in which section 21(1) of the FSMA does not apply to us.

The Netherlands

      The Notes may not, directly or indirectly, be offered, sold, transferred or delivered in or from the Netherlands, whether at their initial distribution or at any time thereafter, and neither this prospectus supplement and the accompanying prospectus nor any other document in respect of the offering of the Notes may be distributed or circulated in or from the Netherlands, other than to individuals or legal entities, who or which trade or invest in securities in the conduct of their profession or trade (which includes banks, investment institutions, securities intermediaries, insurance companies, pension funds, other institutional investors and treasury departments and finance companies of large enterprises).

Japan

      The Notes have not been and will not be registered under the Securities and Exchange Law of Japan (the “Securities and Exchange Law”). Accordingly, the Notes may not, directly or indirectly, be offered or sold in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and other applicable laws and regulations of Japan. As used in this paragraph “resident of Japan” means any person residing in Japan, including any corporation or other entity organized under the laws of Japan.

Hong Kong

      The Notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. No advertisement, invitation or document relating to the Notes has been issued and none of such documents will be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “Professional Investors” within the meaning of the Securities and Futures Ordinance (CAP 571) of Hong Kong and any rules made thereunder.

Singapore

      This prospectus supplement and the accompanying prospectus have not been and will not be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor or other person specified in Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the Singapore Securities and Futures Act, (ii) to a sophisticated investor, and in accordance with the conditions, specified in Section 275 of the Singapore Securities and Futures Act or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Singapore Securities and Futures Act.

Italy

      No solicitations in connection with the offering of the Notes will be made in Italy by any party, including the Underwriters. No copies of this prospectus supplement, the accompanying prospectus or any other documents relating to the Notes will be distributed in Italy. No Notes will be offered, sold or delivered in Italy.

Price Stabilization and Short Position

      In connection with this offering, Morgan Stanley & Co. International Limited (the “Stabilizing Manager”) or any person acting for it, on behalf of the Underwriters may purchase and sell Notes in the open market. These transactions may include over-allotment, covering transactions and stabilizing transactions. Over-allotment involves sales of Notes in excess of the principal amount of Notes to be purchased by the Underwriters in this offering, which creates a short position for the Underwriters. Covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress. Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The Stabilizing Manager may conduct these transactions in the over-the-counter market or otherwise. If the Stabilizing Manager commences any of these transactions, it may discontinue them at any time, and must discontinue them after a limited period.

LEGAL MATTERS

      The validity of the Notes is being passed upon for us by Cleary, Gottlieb, Steen & Hamilton, New York, New York, and by Lee & Ko, Seoul, Korea. Certain legal matters will also be passed upon for the Underwriters by Davis Polk & Wardwell, New York, New York. In giving their opinions, Cleary, Gottlieb, Steen & Hamilton and Davis Polk & Wardwell may rely as to matters of Korean law upon the opinion of Lee & Ko, and Lee & Ko may rely as to matters of New York law upon the opinion of Cleary, Gottlieb, Steen & Hamilton.

OFFICIAL STATEMENTS AND DOCUMENTS

      Our Governor and Chairman of the Board of Directors, in his official capacity, has supplied the information set forth in this prospectus supplement under “Recent Developments — The Korea Development Bank”. Such information is stated on his authority. The documents identified in the portion of this prospectus supplement captioned “Recent Developments — The Republic of Korea” as the sources of financial or statistical data are derived from official public documents of the Republic and of its agencies and instrumentalities.

GENERAL INFORMATION

      We were established in 1954 as a government-owned financial institution pursuant to The Korea Development Bank Act, as amended. The address of our registered office is 16-3, Youidodong, Yongdeungpo-ku, Seoul 150-973, The Republic of Korea. Our authorized share capital is W10,000 billion. As of June 30, 2004, our paid-in capital, which was fully subscribed to by the Government of Korea, was W8,241.9 billion.

      Our Board of Directors can be reached at the address of our registered office: c/o 16-3, Youidodong, Yongdeungpo-ku, Seoul 150-973, The Republic of Korea.

      The issue of the Notes has been authorized by a resolution of our Board of Directors passed on November 21, 2003 and a decision of our Governor dated October 8, 2004. On October 8, 2004, we filed our report on the proposed issuance of the Notes with the Ministry of Finance and Economy of Korea.

      Except as disclosed in this prospectus supplement and the accompanying prospectus, since December 31 2003, there has been no material adverse change in our financial condition. In addition, except as disclosed in this prospectus supplement and the accompanying prospectus, since June 30, 2004, there has been no material adverse change in our capitalization as described in the table appearing on page S-7 of this prospectus supplement which is material in the context of the issue of the Notes.

      We are not involved in any litigation, arbitration or administrative proceedings that are material in the context of the issue of the Notes and are not aware of any such litigation, arbitration or administrative proceedings whether pending or threatened.

      We have not appointed a Luxembourg paying or transfer agent with respect to the Notes. We have agreed to appoint such an agent in Luxembourg if Notes in definitive form are issued in the limited circumstances set forth in the accompanying prospectus under “Description of the Securities — Description of Debt Securities — Global Securities” and in such an event, publication of such appointment will be made as set forth herein under “Description of the Notes — Notices.” Pending such appointment, The Bank of New York Europe Limited, our Luxembourg listing agent, will act as intermediary in Luxembourg between holders of Notes and us. The payment and transfer procedures of Notes in definitive form will be published together with the name of the paying and transfer agent.

      The registration statement with respect to us and the Notes has been filed with the Securities and Exchange Commission in Washington, D.C. under the Securities Act of 1933, as amended. Additional information concerning us and the Notes is contained in the registration statement and post-effective amendments to such registration statement, including their various exhibits, which may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549. The documents mentioned in this paragraph are available at the office of the Luxembourg listing agent.

      Copies of the registration statement, including amendments thereto referred to under “Further Information” in the accompanying prospectus, will be available for inspection at, and copies of our annual reports as well as our audited non-consolidated annual and unaudited non-consolidated semiannual financial statements may be obtained from, the offices of The Bank of New York (Luxembourg) S.A., presently located at Aerogolf Centre, 1A, Hoechenhof, L-1736 Senningerberg, Luxembourg, during normal business hours on any weekday for so long as the Notes are listed on the Luxembourg Stock Exchange. In addition, copies of the following documents will be available for inspection, and may be obtained, at the offices of The Bank of New York (Luxembourg) S.A during normal business hours:

•	the Korea Development Bank Act;

•	our By-Laws;

•	the resolutions of our Board of Directors;

•	the Enforcement Decree of The Korea Development Bank Act;

•	the decision of our Governor with respect to the offering of the Notes;

•	the fiscal agency agreement;

•	a specimen of the Notes; and

•	the Underwriting Agreement.

      Our By-Laws and a legal notice relating to the issuance of the Notes will be deposited prior to listing with the Registre de Commerce et des Sociétés in Luxembourg, and copies thereof may be obtained upon request at the offices of The Bank of New York (Luxembourg) S.A.

      The Notes have been accepted for clearance through DTC, Euroclear and Clearstream, Luxembourg (Common Code:                     ; ISIN:                     ; CUSIP:                     ).

HEAD OFFICE OF THE BANK

16-3, Youido-dong,

Yongdeungpo-ku, Seoul 150-973
The Republic of Korea

FISCAL AGENT AND PRINCIPAL PAYING AGENT The Bank of New York 101 Barclay Street, 21st Floor West New York, NY 10286 United States of America	CALCULATION AGENT The Bank of New York One Canada Square, 48th Floor London E14 5AL United Kingdom

LEGAL ADVISORS TO THE BANK

as to Korean law Lee & Ko 18th Fl., Marine Center Main Bldg. 118, 2-Ka, Namdaemun-Ro Chung-ku Seoul The Republic of Korea	as to U.S. law Cleary, Gottlieb, Steen & Hamilton 39th Floor, Bank of China Tower One Garden Road Hong Kong

LEGAL ADVISOR TO THE UNDERWRITERS

as to U.S. law

Davis Polk & Wardwell

18th Floor
The Hong Kong Club Building
3A Chater Road
Hong Kong

AUDITOR OF THE BANK

Samil PricewaterhouseCoopers

Hanil Group Building
191, Hankang-ro, 2-ka
Yongsan-gu
Seoul 140-172
The Republic of Korea

LUXEMBOURG LISTING AGENT

The Bank of New York Europe Limited

One Canada Square
London E14 5AL
United Kingdom